UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Comfort Systems USA, Inc.
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COMFORT SYSTEMS USA, INC.

675 Bering Drive, Suite 400

Houston, Texas 77057

April 12, 2019

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of the Stockholders of Comfort Systems USA, Inc., which will be held on Tuesday, May 21, 2019 at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 at 11:00 a.m. local time.

Information about the meeting is presented on the following pages. At this meeting you are being asked to elect the ten directors nominated by the board to serve until the next annual meeting; to ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for 2019; and to approve, by stockholder non-binding advisory vote, the compensation paid by the Company to its named executive officers, commonly referred to as a “Say on Pay” proposal.

Please read the proxy statement, which presents important information about the Company and each of the items being presented for stockholder vote. Whether or not you intend to be present in person, when you have finished reading the statement, please submit your vote promptly by telephone or internet, which saves the Company money, or by marking, signing, and returning your proxy card in the enclosed envelope so that your shares will be represented.

We hope that many of you will be able to attend the meeting in person. We look forward to seeing you there.

Sincerely yours,

FRANKLIN MYERS	BRIAN E. LANE
Chairman of the Board	President and Chief Executive Officer

COMFORT SYSTEMS USA, INC.

675 Bering Drive, Suite 400

Houston, Texas 77057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2019

Notice is hereby given that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Comfort Systems USA, Inc., a Delaware corporation (the “Company”), will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024, at 11:00 a.m. local time on Tuesday, May 21, 2019 for the following purposes:

1.To elect ten  (10) directors nominated by the board of directors to serve until the 2020 Annual Meeting of Stockholders;

2.To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for 2019;

3.To approve, by a stockholder non‑binding advisory vote, the compensation paid by the Company to its named executive officers, commonly referred to as a “Say on Pay” proposal; and

4.To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are not aware of any other business to come before the Annual Meeting. Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed. Stockholders of record at the close of business on March 22, 2019 are entitled to notice of and to vote at the Annual Meeting. In the event there are not enough votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By Order of the Board of Directors,

Laura Howell
Corporate Secretary

Houston, Texas
April 12, 2019

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE EITHER FOLLOW THE DIRECTIONS FOR PHONE OR INTERNET VOTING ON YOUR PROXY CARD OR SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

COMFORT SYSTEMS USA, INC.

Annual Meeting of Stockholders

May 21, 2019

PROXY STATEMENT

GENERAL MEETING INFORMATION

Why am I receiving this proxy statement?

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Comfort Systems USA, Inc. (the “Company”) for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), to be voted at the Annual Meeting. This proxy statement and the enclosed proxy are first being provided to stockholders on or about April 12, 2019.

When and where is the 2019 Annual Meeting of Stockholders?

The Annual Meeting will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024, at 11:00 a.m. local time on Tuesday, May 21, 2019, and at any reconvened meetings after any adjournments or postponements thereof.

Who can vote?

The holders of record of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on March 22, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

How do I vote?

If you are a record stockholder, you may vote in person at the Annual Meeting or by proxy. You may submit your vote by proxy by providing your voting instructions by internet or telephone or by signing, dating and returning a proxy card. The instructions for each method of voting are on the proxy card. If you wish to vote in person at the meeting, be sure to bring a form of personal picture identification with you.

If your stock is held by a broker, bank or other nominee (in “street name”) and you wish to vote in person at the meeting, in addition to picture identification, you should bring both (i) an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and (ii) a proxy issued in your name, which you must obtain from the record holder.

What are the voting rights of holders of Common Stock?

Each share of Common Stock is entitled to one vote on each matter before the Annual Meeting.

What are my voting choices and what is the required vote?

By giving us your proxy, you authorize the persons named on the proxy card to vote your shares in the manner you indicate at the Annual Meeting or at any adjournments or postponements thereof.

Proposal 1: Election of Directors

In the vote on the election of director nominees nominated by the board of directors to serve until the 2020 Annual Meeting, stockholders may:

(a)vote for all nominees;

(b)withhold authority from the proxy holders to vote for all nominees; or

(c)vote for all nominees except those specified.

The Board recommends a vote FOR all nominees. If a quorum is present, the ten nominees for election as directors receiving the greatest number of votes properly cast at the Annual Meeting, or at any adjournments or postponements thereof, will be elected. The Company has a policy to address the resignation of an incumbent director who receives more votes “withheld” than votes “for” his or her election. See “Proposal Number 1: Election of Directors – Director Resignation Policy” below. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non‑votes will be counted toward a quorum, but will not be taken into account in determining the outcome of the election.

Proposal 2: Ratification of Auditors

In the vote on whether to ratify the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2019, stockholders may:

(a)vote for ratification;

(b)vote against ratification; or

(c)abstain from voting on ratification.

The Board recommends a vote FOR ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of a majority of the votes cast by stockholders represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify the appointment of the independent auditors. Abstentions will be counted toward a quorum, but will not be taken into account in determining the outcome of this vote.

Proposal 3: Non‑Binding Advisory “Say on Pay” Vote

In the non‑binding advisory vote on whether to approve the compensation paid by the Company to its named executive officers, stockholders may:

(a)vote for approval;

(b)vote against approval; or

(c)abstain from voting on the approval.

The Board recommends a vote FOR approval. The affirmative vote of a majority of the votes cast by stockholders represented at the Annual Meeting and entitled to vote on this proposal will constitute the stockholders’ non‑binding approval with respect to the Company’s executive compensation programs. The Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non‑votes will be counted toward a quorum, but will not be taken into account in determining the outcome of this vote.

What constitutes a quorum?

A quorum is the minimum number of shares required to hold a meeting. Consistent with Delaware law and the Company’s Bylaws, the holders of a majority in number of the total outstanding shares of stock of the Company entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum as to that matter. As of the Record Date, 36,901,241 shares of Common Stock, representing the same number of votes, were outstanding. Therefore, the presence of holders of Common Stock representing at least 18,450,621  votes will be required to establish a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the accompanying Notice of Annual Meeting was sent directly to you by the Company.

If your shares are held in an account at a brokerage firm, bank, broker‑dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting was forwarded to you by your bank, broker, or other intermediary. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares FOR the nominees listed in Proposal 1, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s auditors for 2019 in Proposal 2, and FOR approval with respect to the Company’s executive compensation programs in Proposal 3.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non‑routine matters (including uncontested director elections and “Say on Pay”). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non‑routine matter (including uncontested director elections and “Say on Pay”), the organization that holds your shares will inform our election inspectors that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non‑vote.” When our election inspectors tabulate the votes for any particular matter, broker non‑votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a record stockholder at any time before it is voted by (i) returning to the Company another properly signed proxy bearing a later date, (ii) delivering a written revocation to the Secretary of the Company no later than the close of business on May 20, 2019, or (iii) attending the Annual Meeting, or any adjourned session thereof, and voting the shares covered by the proxy in person. If your stock is held in street name, you must follow the instructions of the broker, bank, or nominee as to how to change your vote.

Who pays to prepare, mail, and solicit the proxies?

The Company will pay the expense of soliciting proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers, directors, and regular employees as well as brokerage houses and other stockholders to solicit proxies personally and by mail, telephone, or email communication. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals. Officers and employees of the Company will receive no compensation in addition to their regular salaries to solicit proxies.

Who tabulates the votes?

Votes cast by proxy or in person at the Annual Meeting will be counted by two people appointed by the Company to act as election inspectors for the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We do not know of any matters that may be properly presented for action at the Annual Meeting other than Proposals 1, 2, and 3. If other business does properly come before the Annual Meeting, the persons named in the proxy intend to act on those matters as they deem advisable. With respect to shares held in street name, the nominee may vote on those matters, subject to the NYSE’s rules on the exercise of discretionary authority.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

How can I find the Company’s governance documents, such as its corporate Governance Standards, director Independence Guidelines, Code of Conduct, and Board committee charters?

All these documents can be found on our website at http://investors.comfortsystemsusa.com under the “Governance” tab. Please note that documents and information on our website are not incorporated into this proxy statement by reference. These documents are also available in print by writing to the Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057.

How can I receive a copy of the Annual Report?

The Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018, accompanies this proxy statement and may also be accessed through our website—http://investors.comfortsystemsusa.com.

Where can I find the voting results of the Annual Meeting?

We plan to announce the preliminary voting results at the Annual Meeting and to publish the final results in a current report on Form 8‑K, which we will file with the United States Securities and Exchange Commission (the “SEC”) and make available on our website—http://investors.comfortsystemsusa.com.

When and where will a list of stockholders be available?

A list of stockholders of record will be available for examination at the Company’s headquarters during ordinary business hours for the ten days prior to the Annual Meeting.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Board of Directors

Ten directors will be elected at the Annual Meeting to serve for a one-year term expiring at the Annual Meeting of Stockholders expected to be held in May 2020.

Information with Respect to Nominees for Director

The nominees for election at the Annual Meeting are Darcy G. Anderson, Herman E. Bulls, Alan P. Krusi, Brian E. Lane, Pablo G. Mercado, Franklin Myers, William J. Sandbrook, James H. Schultz, Constance E. Skidmore, and Vance W. Tang (each a “Nominee” and collectively the “Nominees”).    Mr. Mercado took office in November of 2018 and is thus standing for his first election at an annual meeting of stockholders.

If elected, each Nominee has agreed to serve for a term of one year expiring at the 2020 Annual Meeting of Stockholders. It is expected that all of the Nominees will be able to serve, but if any Nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee.

Nominees

Set forth below are the names, ages as of March 31, 2019, and principal occupations for at least the past five years of each of the Nominees and the names of any other public companies on which each is currently serving, or has served in the past five years, as a director:

DARCY G. ANDERSON, 62

Director

Darcy G. Anderson has served as a Director of the Company since March 2008. Since April 2009, Mr. Anderson has served as Vice Chairman of Hillwood, a real estate, oil and gas, and investments company. From November 2000 until April 2009, Mr. Anderson served as Chief People Officer and Vice President for Perot Systems Corporation, an information technology services and consulting firm. Prior to joining Perot Systems, Mr. Anderson held various positions at Hillwood Development Corporation beginning in 1987, including Senior Vice President for Corporate Affairs and Chief Operating Officer. Mr. Anderson also served as president of Hillwood Urban, overseeing all of the operations and development for the company’s Victory project and the new American Airlines Center in downtown Dallas. He also served in various leadership roles for the Perot ‘92 Presidential Campaign. Mr. Anderson joined Electronic Data Systems (EDS) in 1983 working in recruiting management. Prior to his employment with EDS, Mr. Anderson completed five years of active duty in the United States Army Corp of Engineers. He is a Member of the Executive Committee of the Board of Directors of the Dallas World Affairs Council and is on the Executive Committee of the Dallas Regional Chamber of Commerce. Mr. Anderson is a graduate of the United States Military Academy at West Point.

Mr. Anderson has significant experience and knowledge of real estate development, human resources and leadership development practices, energy efficiency, corporate facilities management, and information technology services.

HERMAN E. BULLS, 63

Director

Herman E. Bulls has served as a Director of the Company since February 2001. Mr. Bulls serves as Vice Chairman, Americas and International Director of JLL, an international full-service real estate firm. He is the founder of JLL’s Public Institutions division and served as Chairman and Chief Executive Officer from January 2002 until January 2014. From September 2000 until August 2001, Mr. Bulls served as Executive Vice President and Chief Operating Officer of one of the nation’s largest Fannie Mae multifamily lenders. From March 1998 to September 2000, Mr. Bulls was a Managing Director for JLL. From 1989 until 1998, he held several positions with the predecessor organization, LaSalle Partners. Prior to his employment with JLL, he served over eleven years of active duty service with the United States Army. Mr. Bulls was the Co-Founder, President, and Chief Executive Officer of Bulls Capital Partners, a commercial mortgage firm. He sold the firm to a Wall Street entity in 2010. Mr. Bulls retired as a Colonel from the Army Reserve. Mr. Bulls is a member of the Board of Directors of the West Point Association of Graduates, serves as a member of the Real Estate Advisory Committee for New York State Teachers’ Retirement System, and serves on the Board of Directors of Rasmussen College and USAA. Mr. Bulls also currently serves on the Board of Governors for the American Red Cross and the Military Bowl. Mr. Bulls previously served on the Board of Directors of Computer Sciences Corporation (CSC) from 2015 to 2017, Exelis Inc., from 2011 until its 2015 merger with Harris Corporation, and Tyco International from 2014 until its 2016 merger with Johnson Controls International PLC. Mr. Bulls is a graduate of the United States Military Academy at West Point and of the Harvard Business School.

Mr. Bulls has decades of real estate and finance experience with a particular knowledge of team-building, marketing, and strategic development.

ALAN P. KRUSI, 64

Director

Alan P. Krusi has served as a Director of the Company since March 2008. Mr. Krusi was President, Strategic Development of AECOM Technology Corporation, a global provider of professional technical and management support services, from October 2011 until his retirement in March 2015. He served as Executive Vice President for Corporate Development of AECOM Technology Corporation from August 2008 until October 2011. From 2003 until 2008, Mr. Krusi served as President of Earth Tech, Inc., an engineering, consulting, and construction services firm owned by Tyco International. From 2002 to 2003, Mr. Krusi served as CEO of RealEnergy, Inc., a company providing onsite cogeneration to commercial and industrial customers. From 1999 to 2002, Mr. Krusi served as President of the Construction Services division of URS Corporation, where he oversaw an international construction services business specializing in construction management and program management. Prior to his employment with URS, and over a period of twenty‑two years, Mr. Krusi held a number of technical and management positions within the engineering and construction industries. Mr. Krusi currently also serves on the Board of Directors of Alacer Gold Corp, Granite Construction Incorporated, Lithko Contracting, LLC, and Boxwood Merger Corp. Mr. Krusi served on the Board of Directors of Layne Christensen from January 2016 to June 2018 and of Blue Earth, Inc. from September 2014 to June 2016. Mr. Krusi is a graduate of the University of California at Santa Barbara and is a Registered Geologist, Certified Engineering Geologist, and Licensed General Contractor in the State of California.

Mr. Krusi has over forty years of experience in the construction and engineering industries, including experience in executive management positions for public companies.

BRIAN E. LANE, 62

Director, President, and Chief Executive Officer

Brian E. Lane has served as Chief Executive Officer and President of Comfort Systems since December 2011 and as a director since November 2010. Mr. Lane served as Comfort Systems’ President and Chief Operating Officer from March 2010 until December 2011. Mr. Lane joined Comfort Systems in October 2003 and served as Vice President and then Senior Vice President for Region One of the Company until he was named Executive Vice President and Chief Operating Officer in January 2009. Prior to joining Comfort Systems, Mr. Lane spent fifteen years at Halliburton, the global service and equipment company devoted to energy, industrial, and government customers. During his tenure at Halliburton, he held various positions in business development, strategy, and project initiatives. He departed as the Regional Director of Europe and Africa. Mr. Lane’s additional experience included serving as a Regional Director of Capstone Turbine Corporation, a distributed power manufacturer. He also was a Vice President of Kvaerner, an international engineering and construction company where he focused on the chemical industry. Mr. Lane is a member of the Board of Directors of Griffen Dewatering Corporation and Main Street Capital Corporation. Mr. Lane earned a Bachelor of Science in Chemistry from the University of Notre Dame and his MBA from Boston College.

Mr. Lane has more than thirty years of experience in the construction and engineering industries. As the Company’s Chief Executive Officer and President, Mr. Lane provides the Board a valuable perspective on the Company’s day‑to‑day operations and on current trends and developments in the industry.

PABLO G. MERCADO, 42

Director

Pablo G. Mercado has served as a Director of the Company since November 2018. Mr. Mercado has served as Senior Vice President and Chief Financial Officer of Forum Energy Technologies, Inc. since March 2018. Since November 2011, Mr. Mercado served in various roles at Forum Energy Technologies, Inc., including as Senior Vice President, Finance from June 2017 to March 2018; Vice President, Operations Finance from August 2015 to June 2017; Vice President, Corporate Strategy and Treasurer from January 2014 to August 2015; Vice President, Corporate Development & Strategy from February 2013 to January 2014; and Vice President, Corporate Development from November 2011 to February 2013. From May 2005 to October 2011, Mr. Mercado was an investment banker in the Oil and Gas Group of Credit Suisse Securities (USA) LLC where he worked with oilfield services companies. From 1998 to 2001 and 2003 to May 2005, Mr. Mercado was an investment banker at other firms, primarily working with companies in the oil and gas industry. Mr. Mercado holds a B.B.A. from the Cox School of Business, a B.A. in Economics from the Dedman College at Southern Methodist University, and an M.B.A. from The University of Chicago Booth School of Business.

Mr. Mercado has extensive public company finance and accounting experience, and he has significant experience in corporate strategy and operations.

FRANKLIN MYERS, 66

Director and Chairman of the Board

Franklin Myers has served as a Director of the Company since May 2005 and as Chairman of the Board since May 2014. Mr. Myers has been a Senior Advisor and advisory director of Quantum Energy Partners, a private equity firm, since February 2013 and was an operating advisor to Paine and Partners, a private equity firm, from October 2009 until December 2012. From April 2008 until March 2009, Mr. Myers served as Senior Advisor to Cameron International Corporation, a global provider to the oil & gas and process industries. Mr. Myers served as the Senior Vice President of Finance and Chief Financial Officer of Cameron International Corporation from 2003 to 2008. From 1995 to 2003, Mr. Myers served at various times as Senior Vice President and President of a division within Cooper Cameron Corporation as well as General Counsel and Secretary. Prior to joining Cooper Cameron Corporation in 1995, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated, and an attorney and partner at the law firm of Fulbright & Jaworski, now known as Norton Rose Fulbright. Mr. Myers currently serves on the Board of Directors of Ion Geophysical Corporation, HollyFrontier Corporation and NCS Multistage, and Mr. Myers also serves on the board of WireCo WorldGroup, a privately-owned company. Mr. Myers served on the Board of Directors of Seahawk Drilling Company from 2009 until 2011, Frontier Oil Corporation—a predecessor of HollyFrontier Corporation—from 2009 until its 2011 merger with Holly Corporation, and Forum Energy Technologies from 2011 until March 2018. Mr. Myers holds a Bachelor of Science, Industrial Engineering, from Mississippi State University and a J.D. degree, with honors, from the University of Mississippi.

Mr. Myers has several decades of public company experience, with a particular knowledge of operations, financial management, and legal affairs. Additionally, Mr. Myers has significant experience serving on other public company boards and has served as an adjunct professor at the University of Texas School of Law where he taught a course on mergers and acquisitions.

WILLIAM J. SANDBROOK, 61

Director

William J. Sandbrook has served as a Director of the Company since April 2018. Since August 2011, Mr. Sandbrook has served as President and Chief Executive Officer of U.S. Concrete, Inc. From June 2008 until August 2011, Mr. Sandbrook was Chief Executive Officer of Oldcastle Inc.’s Products and Distribution Group. From 2006 to

June 2008, Mr. Sandbrook was Chief Executive Officer of Oldcastle Architectural Product’s Group responsible for Oldcastle’s U.S. and Canadian Operations, as well as CRH plc’s business in South America. From 1996 to 2006, Mr. Sandbrook served in various roles at Oldcastle Materials, including most recently as President of Oldcastle Materials West Division. From 1995 to 1996, Mr. Sandbrook served as President and Chief Executive Officer of Tilcon New York, and as Vice President from 1992 to 1995. Prior to 1992, Mr. Sandbrook spent thirteen years in the U.S. Army. Mr. Sandbrook currently serves as the Chairman of the Board of Directors of U.S. Concrete, Inc. In recognition of his efforts at Ground Zero after the September 11th bombing of the World Trade Center, Mr. Sandbrook was named the Rockland County, New York 2002 Business Leader of the Year, the Dominican College 2002 Man of the Year and the American Red Cross 2003 Man of the Year for Southern New York. In 2017, Mr. Sandbrook was awarded the Lifetime Achievement Award by the New Jersey Concrete and Aggregate Association. In March of 2018, he was awarded the William B. Allen Award from the National Ready Mixed Concrete Association in recognition of his lifetime commitment to the concrete industry. Also in March of 2018, Mr. Sandbrook  was inducted into the Pit and Quarry Magazine’s Hall of Fame. Mr. Sandbrook holds an MBA from Wharton, a Master of Science in Systems Engineering from the University of Pennsylvania, a Master in Public Policy from the Naval War College, a Master of Arts in International Relations from Salve Regina University, and a Bachelor of Science from the United States Military Academy.

Mr. Sandbrook has over twenty-five years of operations experience in the building materials and construction industries, including significant experience as a Chief Executive Officer and experience as a public company board member.

JAMES H. SCHULTZ, 70

Director

James H. Schultz has served as a Director of the Company since November 2002. He retired from the American Standard Companies in 2001, where he had worked for thirty‑one years. Mr. Schultz served as President of the Trane Commercial Air Conditioning Group, a division of the American Standard Companies, from 1998 to 2001. Prior to that time, he served in various other capacities, including Executive Vice President. Mr. Schultz served on the Board of Directors of Goodman Global, Inc. from 2006 to 2008. Mr. Schultz has been Chair and a Board member of the Air Conditioning and Refrigeration Institute, and serves on The Iowa State University Foundation Board of Governors. Mr. Schultz is a graduate of Iowa State University.

Mr. Schultz has extensive experience related to the manufacture, sale, service, and installation of HVAC equipment and performance contracting and building energy management. As President of the Trane Commercial Air Conditioning Group, Mr. Schultz was responsible for the division’s profit and loss statements. As a result of his experience, Mr. Schultz is very knowledgeable about the Company’s industry.

CONSTANCE E. SKIDMORE, 67

Director

Constance E. Skidmore has served as a Director of the Company since December 2012. Ms. Skidmore retired from PricewaterhouseCoopers, a public accounting firm, in 2009 after serving for more than two decades as a partner, including a term on its governing board. Ms. Skidmore serves on the Board of Directors and chairs the Audit Committee of Sensata Technologies (NYSE: ST) and on the boards of several other privately-held and non-profit companies: Proterra, Inc., The V Foundation for Cancer Research and Viz Kinect. Ms. Skidmore previously served on the Board of Directors and Audit Committee of Shortel, Inc. (NASDAQ: SHOR) from 2014 until 2017 when it was acquired by Mitel Networks Corporation. Ms. Skidmore is a graduate of Florida State University and earned a Master of Science in Taxation from Golden Gate University.

Ms. Skidmore has more than thirty years of experience in accounting and finance, including in the construction industry, and significant experience and knowledge in talent management and strategic planning.

VANCE W. TANG, 52

Director

Vance W. Tang has served as a Director of the Company since December 2012. Mr. Tang has been President and Owner of VanTegrity Consulting, a strategy and leadership consulting services and executive coaching provider, since August 2012. Mr. Tang previously owned a wealth management business, VanTegrity Financial, LLC, from February 2012 to December 2016. He served as President and Chief Executive Officer of the U.S. subsidiary of KONE OY, a public company and a leading global provider of elevators and escalators, and Executive Vice President of KONE Corporation from February 2007 until August 2012. In this role, he led the organization through a major transformation around customer focus and profitable growth. Prior to joining KONE, he was Vice President and General Manager at Honeywell Building Control Systems. Previously, he spent over fourteen years at Trane, a supplier of heating, ventilation, and air conditioning systems to both the residential and commercial markets. He serves on the Board of Directors of American Woodmark Corporation (NASDAQ:AMWD) and previously on the Board of Governors of the Center for Creative Leadership. Mr. Tang has a Bachelor of Science degree in Electrical Engineering and an MBA degree from the University of Wisconsin.

Mr. Tang has deep operations experience in the construction and service industries, including experience as a Chief Executive Officer, and he also has experience serving on other public company boards. Additionally, Mr. Tang is currently serving as our Board Liaison for Cybersecurity, leveraging his engineering background and business leadership experience.

The Board of Directors recommends that stockholders vote FOR the Directors listed above in Proposal Number 1.

Meetings of the Board and Committees

During the year ended December 31, 2018, the Board held five regular meetings and four special meetings. At each regularly scheduled meeting of the Board, the non-employee directors, each of whom is independent, met separately from management in executive session under the direction of Mr. Myers, the Chairman of the Board. Members of the Board are encouraged to attend the Annual Meeting and all members of the Board attended the Annual Meeting in 2018. Additional information regarding the determination of director independence is set forth below under “Corporate Governance—Independence.” Each director has attended at least 75% of the aggregate number of meetings of the Board and the Board committees of which he or she was or is a member that took place during his or her term of office.

The Board has several committees. Each of these committees and their members are described below. The Board has adopted a written charter for each of these committees which, together with the Board’s Governance Standards and Independence Guidelines, are available on the Company’s website at http://investors.comfortsystemsusa.com under the “Governance” tab, or by writing to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057.

Audit Committee

The Audit Committee, which held eight regular meetings during 2018, reviews with management and the independent auditors the Company’s quarterly and annual financial statements, the scope of the audit, any comments made by the independent auditors and such other matters as the committee deems appropriate. In addition, the Audit Committee reviews the performance and retention of the Company’s independent auditors and reviews with management those matters relating to compliance with corporate policies, as the committee deems appropriate. The Audit Committee reviews and reassesses the adequacy of its charter every year and has done so for 2019.

The current members of the Audit Committee are Ms. Skidmore and Messrs. Krusi, Mercado, Sandbrook, Schultz and Tang, none of whom is or has been an executive officer or employee of the Company at any time. The Board has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE’s listing standards, the Board’s Independence Guidelines (discussed below at “Corporate Governance—Independence”) and the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that each member of the Audit Committee is financially literate, and based on accounting or related financial management expertise, that each of Ms. Skidmore and Messrs. Krusi, Mercado, Sandbrook, Schultz and Tang are audit committee financial experts.

Compensation Committee

The Compensation Committee, which held five regular meetings and one special meeting during 2018, establishes and administers the Company’s executive compensation program and reviews and advises the Board with respect to significant organizational changes, leadership development and leadership succession, other than the succession of the Chief Executive Officer, which is overseen by the Governance and Nominating Committee. The Compensation Committee establishes and regularly reviews the compensation levels of executive officers and other key managers, and also approves incentive awards. The members of the committee are Messrs. Anderson, Bulls, Krusi, Myers, Sandbrook and Tang, none of whom is or has been an executive officer or employee of the Company at any time. The committee may delegate any of its responsibilities to a subcommittee thereof. The committee has the authority to hire a professional consultant to review and analyze the Company’s compensation programs. In 2018, the committee retained Pearl Meyer & Partners (from January until August 2018) and Compensation Advisory Partners (from August 2018 through December 2018) to, as applicable, advise the committee during its review of the Company’s short-term incentive compensation program and provide a comprehensive analysis of executive compensation survey data and market trends with respect to each named executive officer of the Company. The committee’s work with these compensation consultants is described in greater detail below in the subsection titled “Independent Compensation Consultant.”  References in this proxy statement to the “compensation consultant” refer to Pearl Meyer & Partners with respect to the period of time they were retained and to Compensation Advisory Partners otherwise, and references to “compensation consultants” refer to both of them. Further, as discussed below in the section titled “Compensation Discussion and Analysis,” the Compensation Committee consults with management in developing compensation plans for the Company. The Board has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards, the Board’s Independence Guidelines, and the rules and regulations under the Exchange Act.

Governance and Nominating Committee

The Governance and Nominating Committee, which held two regular meetings and one special meeting during 2018, evaluates the structure and membership of the Board, evaluates candidates for nomination to the Board, as appropriate, with an emphasis on diversity of viewpoint and professional experience, reviews the compensation structure for the non-employee directors and the frequency and content of meetings, establishes and reviews the Company’s succession plan for its Chief Executive Officer, and makes recommendations to the Board on all such matters. The committee’s diversity policy values diversity in its broadest sense, reflecting, but not limited to, an individual’s profession, geography, gender, ethnicity, race, skills, background and experience, and endeavors to include candidates who are diverse, including in terms of race and gender, in the qualified pool from which Board candidates are chosen. The committee periodically examines the composition of the Board to ensure that the Board, taken as a whole, has the necessary skills and experience to steer the Company toward its stated objectives, as well as the necessary skills and experience to set the Company’s future strategies. Directors are nominated or elected by the Board, and stockholders may nominate directors as described further in “Corporate Governance—Director Nomination by Stockholders.” The committee identifies Board candidates through a variety of formal and informal channels. The committee has the authority to hire a professional search firm to help identify candidates with specific qualifications; although it has no current engagement with any such firm, the committee worked with a third-party search firm in 2017 and again in 2018 to identify a potential new director. The current members of the committee are Messrs. Tang, Anderson, Bulls, Mercado and Schultz and Ms. Skidmore, each of whom the Board has determined to meet the independence requirements of the NYSE listing standards, the Board’s Independence Guidelines, and the rules and regulations under the Exchange Act.

Corporate Governance

The Board believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board believes promote this purpose, are sound practices, and represent best practices. The Board continually reviews these governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the NYSE and SEC regulations, and best practices suggested by recognized governance authorities. The corporate Governance Standards are posted on the Company’s website at http://investors.comfortsystemsusa.com under the “Governance” tab and are also available upon request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057.

Code of Conduct

The Company adopted a Compliance Policy in 1997, the year the Company was founded. That policy, with subsequent amendments discussed, approved and adopted by the Board,  including a recent amendment to change the title of the policy to our “Code of Conduct,” remains in effect and applies to the Company’s directors, officers and employees who are subject to disciplinary action, including termination, for violations of the code. The code forms the basis of the Company’s ethics and compliance program and covers a wide range of areas. Many Company policies are summarized in the Code of Conduct, including conflict of interest, insider trading, confidentiality, and compliance with all laws and regulations applicable to the conduct of the Company’s business. The Code of Conduct is regularly reinforced to the Company’s employees and management through periodic ethics, equal opportunity employment and anti-corruption trainings. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the policy requiring disclosure under applicable SEC rules will be disclosed to the public. The Code of Conduct is posted under the “Governance” tab of the Company’s website at http://investors.comfortsystemsusa.com and is also available upon request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057.

Independence

The Board has adopted Independence Guidelines to assist the Board in making independence determinations relating to members of the Board. The criteria are consistent with the NYSE listing standards regarding director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship, directly or indirectly, with the Company. The Independence Guidelines are published on our website, http://investors.comfortsystemsusa.com under the “Governance” tab, and are also available by written request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, TX 77057.

The Board has considered the independence of its members in light of the Independence Guidelines and the rules and regulations under the Exchange Act and NYSE, including each director’s affiliations and relationships, and has determined that Ms. Skidmore and Messrs. Anderson, Bulls, Krusi, Mercado, Myers, Sandbrook, Schultz and Tang, who together constitute a majority of the Board, qualify as independent directors of the Company.

Director Nomination by Stockholders

The Board will consider director candidates recommended by stockholders for inclusion on the slate of directors nominated by the Board. Any stockholder may submit a candidate or candidates for consideration in conformity with the Bylaws and as set forth hereafter under the caption “Stockholder Proposals.” Stockholders desiring to recommend a candidate must submit the recommendation to the Governance and Nominating Committee c/o the Corporate Secretary, Comfort Systems USA, Inc., 675 Bering Drive, Suite 400, Houston, Texas 77057. If a nominating stockholder is not a record holder, the stockholder must provide the same evidence of eligibility as set forth in Exchange Act Rule 14a‑8(b)(2).

At the time the nominating stockholder submits the recommendation, the candidate must submit all personal information that the Company would be required to disclose in a proxy statement in accordance with Exchange Act rules. In addition, at that time the candidate must:

•

Certify that he or she meets the requirements to be: (a) independent under the NYSE’s listing standards and the Board’s Independence Guidelines, (b) a non‑employee director under Rule 16b‑3 of the Exchange Act, and (c) to the extent applicable, an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations promulgated thereunder by the Internal Revenue Service (collectively, the “Code”);

•	Consent to serve on the Board, if nominated and elected; and
•	Agree to complete, upon request, a customary director’s questionnaire.

The Governance and Nominating Committee will evaluate any candidate recommended by a stockholder to determine whether he or she is highly qualified. The committee evaluates candidates recommended by stockholders in the same way it evaluates candidates proposed from other sources. In selecting nominees, particular consideration is given to those individuals who have substantial achievement in their personal and professional pursuits and whose talents, experience, and integrity would be expected to contribute to the best interests of the Company and to long‑term stockholder value. In evaluating candidates, the committee considers various qualities and skills that it believes will benefit the Board and the stockholders, including, without limitation, general management experience, specialization in the Company’s principal business activities or finance, significant experience in issues encountered by public companies, and contribution to the diversity of the Board.

Retirement Policy

Under the Company’s corporate Governance Standards, a director shall not be a candidate for reelection after his or her seventy-second birthday.

Communications with the Board

Stockholders and other interested parties may communicate directly with the Board by writing to Comfort Systems USA, Inc., Board of Directors, 675 Bering Drive, Suite 400, Houston, Texas 77057. The Chairman of the Board will review these communications and will determine appropriate steps to address them. A stockholder wishing to communicate directly with the non-employee members of the Board may address the communication to “Non-Employee Directors, c/o Board of Directors” at the address listed above. These communications will be handled by the Chairman of the Board, who is currently designated to preside at meetings of non-employee directors. Finally, communications can be sent directly to individual directors by addressing letters to their individual name, c/o the Board of Directors, at the address listed above. All communications received by the Company are sent directly to the Board or appropriate director.

Board Leadership Structure and Self‑Evaluation Process

The Board does not have a formal policy regarding whether the position of Chairman of the Board may be filled by the Company’s Chief Executive Officer. Instead, the Board has adopted a fluid approach to the Board’s leadership structure that allows for variations depending on the circumstances and changing needs of the Company over time.

Mr. Myers has served as a director since 2005 and has served as the Company’s Chairman of the Board since May 2014. The Board has determined that Mr. Myers meets the independence requirements of the NYSE listing standards, the Board’s Independence Guidelines, and the rules and regulations under the Exchange Act. The Board has carefully considered its leadership structure and determined that currently it is in the best interest of the Company and its stockholders for the roles of Chairman of the Board and Chief Executive Officer to be filled by different individuals. This structure allows the Chief Executive Officer to focus on the Company’s day‑to‑day operations.

Since the Company has an independent, non‑executive Chairman of the Board, the Company has determined that the role of a Lead Director is not currently necessary. The Board may appoint a Lead Director to coordinate the activities of the independent directors in the future at its discretion.

Pursuant to the Board’s policy, the Board conducts an annual self-evaluation process as follows: (i) each director evaluates the Board as a whole; (ii) each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee evaluates the respective committee(s) on which he or she serves; and (iii) each director prepares an individual performance-related self-evaluation of himself or herself. In connection with this annual self-evaluation, the Board considers whether the current leadership structure continues to be appropriate for the Company. The Board believes that directors should be responsive to the Company’s evolving circumstances and objectives, and that the Board’s leadership structure should adapt when necessary.

The Board’s Role in Risk Oversight

The Company’s full Board is actively involved in overseeing the Company’s risk management process and the Company’s risk appetite. These activities are aligned with the Company’s strategy. Additionally, the Audit Committee, Compensation Committee, and Governance and Nominating Committee consider risks that fall within their respective areas of responsibilities. A group of the Company’s executive officers serve on a committee (the “Risk Committee”) that is directly responsible for the Company’s risk management process. The Company’s President and Chief Executive Officer, a member of the Board, serves on the Risk Committee; however, the Risk Committee is a committee of management, not of the Board. The Risk Committee meets at least annually to define and improve the risk-mapping process and considers any appropriate updates at least quarterly. All members of the Risk Committee attended at least 75% of the quarterly meetings held in 2018. Any risks that are identified through the Company’s compliance and ethics program are included in the Risk Committee’s processes, along with operational, financial, and strategic risks. The Risk Committee presents comprehensive reports directly to the Board at least annually.

Director Resignation Policy

Effective March 8, 2017, the Board adopted a Director Resignation Policy to address the situation in which a nominee for director in an uncontested election to the Board receives more votes “withheld” than votes “for” his or her election. The policy provides that any incumbent nominee for director in an uncontested election who receives a greater number of votes affirmatively “withheld” with respect to his or her election than votes “for” such election (a “majority withhold vote”) shall promptly tender his or her resignation to the Chairman of the Board following certification of the stockholder vote. The Governance and Nominating Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject the resignation or take other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the majority withheld vote. In making its recommendation, the committee will consider all relevant factors, including, but not limited to, (i) the underlying reasons why stockholders withheld their votes (if ascertainable), (ii) the length of service and qualifications of the director whose resignation has been tendered, (iii) the director’s contributions to the Board and the Company, (iv) the overall composition of the Board and compliance with applicable laws, regulations, governing documents, and stock exchange listing standards, (v) the availability of other qualified candidates, and (vi) whether accepting the resignation is in the best interests of stockholders and the Company. The Board will act on the committee’s recommendation no later than its first regularly scheduled meeting following certification of the stockholder vote, but in no case later than 120 days following the vote certification. Following the committee’s recommendation and the Board’s decision, the Company will promptly publicly disclose its decision whether to accept or reject such tendered resignation in a periodic or current report filed or furnished in accordance with SEC rules.

Any director who tenders his or her resignation under the Director Resignation Policy will not participate in the committee recommendation or Board consideration of the resignation. However, such director will otherwise remain as an active Board member unless and until the resignation becomes effective. If a majority of the Governance and Nominating Committee members receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a committee amongst themselves to consider the tendered resignations. If the only directors who did not receive a majority withhold vote in the same election constitute fewer directors than a majority of the Board, then all the independent directors may participate in the Board consideration of the tendered resignations, except that no director will participate in the vote on his or her own resignation.

While this summary reflects the current terms of the Director Resignation Policy, the Board retains the power to amend and administer the policy as the Board, in its sole discretion, determines is appropriate. The Director Resignation Policy is published under the “Governance” tab on our website, http://investors.comfortsystemsusa.com, and is also available by written request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, TX 77057.

Director Compensation for 2018

In 2018, based on the recommendation of our Governance and Nominating Committee and an analysis of several factors, including survey data from the National Association of Corporate Directors on director compensation and the Board’s historical non-employee director compensation practices, the Board approved an increase in the annual cash fee payable to the chairman of the Board from $50,000 to $60,000 and an increase in the grant date fair value of annual stock awards for non-employee directors from $140,000 to $160,000. These changes took effect following the 2018 Annual Meeting.

In 2018, each director who was not an employee of the Company or one of its subsidiaries received, in equal quarterly installments, an annual cash fee for his or her service as follows: $60,000 for service on the Board; an additional $30,000 for service as the chair of the Audit Committee; an additional $20,000 for service as the chair of the Compensation Committee or the Governance and Nominating Committee; and an additional $60,000 for service as the chairman of the Board  (after giving effect to the increase described above), in each case, prorated for partial years of service.

Each non-employee director who continues in office or is elected at an annual stockholder meeting receives an award of fully-vested shares of Common Stock having a fair market value on the grant date equal to $160,000. Pursuant to the Company’s 2017 Omnibus Incentive Plan, the maximum grant date fair value of awards granted to each individual non-employee director in any calendar year may not exceed $400,000. The Board has adopted stock ownership requirements, which state that each non-employee director must own shares of Common Stock having a value equal to ten times the director’s annual cash fees for service on the Board (excluding any additional fees for service as the chair of the Board or any committee of the Board and any other compensation or expense reimbursement received by the director) within five years of being elected or appointed to the Board. The Governance and Nominating Committee evaluates each director’s stock ownership level on an annual basis. At the time of such evaluation, the value of the stock owned by each director is determined by reference to the higher of: (i) the original share (or share equivalent) purchase or issuance price, and (ii) the value of the share (or share equivalent) price at the time of determining compliance with these stock ownership requirements. The Governance and Nominating Committee may modify these stock ownership requirements in its reasonable discretion and is  authorized to make exceptions to these stock ownership requirements when special circumstances arise. All non-employee directors currently comply with these ownership requirements.

Directors who are employees of the Company or one of its subsidiaries receive no additional compensation for serving as directors. The following table discloses the compensation earned, paid or awarded, as the case may be, to each of the Company’s non‑employee directors during 2018.

Name(1)	Director Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Darcy G. Anderson	$60,000		$159,960	$0	$219,960
Herman E Bulls	$60,000		$159,960	$0	$219,960
Alan P. Krusi	$80,000		$159,960	$0	$239,960
Pablo G. Mercado	$9,946	(4)	$0	$0	$9,946
Franklin Myers	$116,099		$159,960	$0	$276,059
William J. Sandbrook	$44,176	(5)	$159,960	$0	$204,136
James H. Schultz	$60,000		$159,960	$0	$219,960
Constance E. Skidmore	$90,000		$159,960	$0	$249,960
Vance W. Tang	$80,000		$159,960	$0	$239,960

(1)

Mr. Lane also served as a  member of the Board during 2018 but was an employee of the Company in 2018 and received no additional compensation for his service on the Board. Mr. Lane’s compensation for his service as an employee for 2018 is disclosed in the “Summary Compensation Table” included elsewhere in this proxy statement.

(2)

Represents grants of 3,453 fully-vested shares of Common Stock. The aggregate grant date fair value of the shares was computed in accordance with FASB ASC Topic 718 and is based on the number of shares granted multiplied by the fair market value of the Common Stock on the date of grant.

(3)

The Company maintains a visiting director’s office for all members of the Board at its headquarters in Houston, Texas. The office is available on a first‑come‑first‑served basis for all directors. In accordance with SEC regulations, perquisites that in the aggregate total less than $10,000 are not required to be disclosed.

(4)	Mr. Mercado joined the Board on November 1, 2018 and received a prorated portion of the annual cash fee for service on the Board in 2018. He did not receive any stock awards in 2018.
(5)	Mr. Sandbrook joined the Board on April 5, 2018 and received a prorated portion of the annual cash fee for service on the Board in 2018.

PROPOSAL NUMBER 2

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re‑appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2019. Ernst & Young LLP was the Company’s independent auditor for the year ended December 31, 2018.

We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2019. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but it still may decide to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and its stockholders.

Relationship with Independent Auditors

The Audit Committee has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2019. Ernst & Young LLP acted as independent auditors for the Company for the year ended December 31, 2018. Fees to the Company and its subsidiaries for professional services rendered by Ernst & Young LLP during 2018 and 2017 were as follows:

Description	2018	2017
Audit Fees	$2,101,981	$2,149,640
Audit‑Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

The amount of audit fees for 2018 is based on a fees estimate determined with input from Ernst & Young LLP for audit services provided to us by Ernst & Young in connection with the audit of our 2018 financial statements. The final audit fees for those services may be more or less than the amount reflected on this table.

The Audit Committee has established pre‑approval policies and procedures applicable to all services provided by the Company’s independent auditors to the Company, pursuant to which the committee reviews for approval each service expected to be provided by the independent auditors, and is provided with sufficient detailed information so that it can make well‑reasoned assessments of the impact of the services on the independence of the auditors. In 2018, all of the fees paid to the Company’s auditors were approved by the Audit Committee. Pre‑approvals include pre‑approved cost levels or budgeted amounts (or a range of cost levels or budgeted amounts). Any proposed service that would exceed pre‑approved cost levels or budgeted amounts also requires pre‑approval. Substantive changes in terms, conditions, or fees resulting from changes in the scope, structure or other items regarding pre‑approved services will also be pre‑approved if necessary. The pre‑approvals may include services in categories of audit services (including consultation to support such audits), audit‑related services (items reasonably related to the performance of the audit or review of the financial statements), tax services (tax compliance, tax planning, and tax advice), and other services (services permissible under the SEC’s auditor independence rules, typically routine and recurring type services that would not impair the independence of the auditor).

The Board of Directors recommends that

stockholders vote FOR Proposal Number 2.

PROPOSAL NUMBER 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion and Analysis” (the “CD&A”) section elsewhere in this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay the Company’s named executive officers (the “Named Executive Officers”) based on Company performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executive officers, to reward past performance as measured against established goals, to provide incentives for future performance, and to align executive officers’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term performance and to encourage our executive officers’ commitment to our long-range strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our business goals and strategy, sound corporate governance principles, and stockholder interests and concerns. As discussed further in the CD&A, the Compensation Committee retains compensation consultants and reviews survey and peer group data  to ensure that compensation for key positions is properly aligned with market practices. Further, the Company’s commitment to aligning pay with performance is evidenced by the compensation paid to or earned by the Named Executive Officers.

As described in the CD&A, we believe our compensation program is effective, appropriate, and strongly aligned with the long‑term interests of our stockholders and that the total compensation packages provided to the Named Executive Officers (including potential payouts upon a termination of employment or change in control) are reasonable and not excessive. As you consider this Proposal Number 3, we urge you to read the CD&A section of this proxy statement for additional details on our executive compensation program, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Summary of Executive Compensation” section of this proxy statement.

Congress has enacted the Dodd‑Frank Wall Street Reform and Consumer Protection Act (“Dodd‑Frank”), which requires a non‑binding advisory “Say on Pay” vote and gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. We value the opportunity to have our stockholders provide us with such a vote on executive compensation at the Annual Meeting.

As an advisory vote and as prescribed by Dodd-Frank, Proposal Number 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, and will not require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers. In particular, if there are a significant number of votes against the Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Board and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Unless the Board modifies its policy on the frequency of “Say on Pay” votes, the next “Say on Pay” vote will be held in 2020.

The Board of Directors is asking that stockholders cast a non‑binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

The Board of Directors recommends that

stockholders vote FOR Proposal Number 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of shares of Common Stock as of March 1, 2019: (i) individually by the Chief Executive Officer, each of the other Named Executive Officers, and current directors and nominees for director of the Company, (ii) by all executive officers and directors of the Company as a group, and (iii) each person known to the Company as reported on schedules filed with the SEC to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner(s)(1)	Shares Owned as of March 1, 2019		Shares Subject to Options Which Are or Will Become Exercisable Prior to April 30, 2019		Total Beneficial Ownership		% of Class(2)
Brian Lane	198,846	(3)	174,574	(4)	373,420		1.01%
Franklin Myers	235,000		0		235,000		*
William George	43,675	(5)	98,831	(6)	142,506		*
Trent McKenna	40,341	(7)	46,760	(8)	87,101		*
James Schultz	80,864		0		80,864		*
Herman Bulls	60,073		0		60,073
Julie Shaeff	29,600	(9)	27,616	(10)	57,216		*
Darcy Anderson	45,805		0		45,805		*
Alan Krusi	38,864	(11)	0		38,864		*
Constance Skidmore	30,864		0		30,864		*
Vance Tang	24,062	(12)	0		24,062		*
William Sandbrook	13,453		0		13,453		*
Pablo Mercado	1,000		0		1,000		*
All executive officers and directors as a group (15 persons)	844,426		347,781		1,192,207		3.23%
BlackRock Inc.					6,363,074	(13)	17.1%
55 East 52nd Street
New York, New York 10055
The Vanguard Group, Inc.					4,075,000	(14)	10.96%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

*            Less than 1%.

(1)	Except as noted, the address of each person is c/o Comfort Systems USA, Inc., 675 Bering Drive, Suite 400, Houston, Texas 77057.
(2)	Calculated using total outstanding shares as of March 1, 2019, which was 36,890,834 (excluding 4,232,531 shares held in treasury).
(3)	Includes 18,727 shares of Common Stock issued pursuant to restricted stock grants that remain subject to tenure vesting.
(4)

Includes 44,476 options with an exercise price of $13.86; 39,861 options with an exercise price of $16.15; 34,547 options with an exercise price of $19.67; 27,407 options with an exercise price of $30.36; and 17,325 options with an exercise price of $36.25; and 10,958 options with an exercise price of $42.50.

(5)	Includes 9,591 shares of Common Stock issued pursuant to restricted stock grants that remain subject to tenure vesting.
(6)

Includes 4,000 options with an exercise price of $13.87; 3,500 options with an exercise price of $11.21; 12,000 options with an exercise price of $13.86; 26,786 options with an exercise price of $16.15; 21,055 options with an exercise price of $19.67; 16,371 options with an exercise price of $30.36; 10,281 options with an exercise price of $36.25; and 4,838 options with an exercise price of $42.50.

(7)	Includes 5,607 shares of Common Stock issued pursuant to restricted stock grants that remain subject to tenure vesting.
(8)

Includes 3,000 options with an exercise price of $13.87; 5,000 options with an exercise price of $11.21; 5,000 options with an exercise price of $13.86; 5,000 options with an exercise price of $16.15; 10,000 options with an exercise price of $19.67; 9,939 options with an exercise price of $30.36; 6,051 options with an exercise price of $36.25; and 2,770 options with an exercise price of $42.50.

(9)	Includes 3,334 shares of Common Stock issued pursuant to restricted stock grants that remain subject to tenure vesting.
(10)

Includes 999 options with an exercise price of $12.46; 1,166 options with an exercise price of $13.87; 1,519 options with an exercise price of $11.21; 4,174 options with an exercise price of $13.86; 4,567 options with an exercise price of $16.15; 4,030 options with an exercise price of $19.67; 5,920 options with an exercise price of $30.36; 3,595 options with an exercise price of $36.25; and 1,646 options with an exercise price of $42.50.

(11)	Includes 38,864 shares of Common Stock held in The Krusi Family Trust for which Mr. Krusi and his spouse are trustees.
(12)	Includes 24,062 shares of Common Stock held in The Tang Living Trust, dated October 3, 2014, for which Mr. Tang and his spouse are trustees.
(13)

As reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 24, 2019. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 6,111,021 shares of Common Stock and sole dispositive power with respect to 6,363,074 shares of Common Stock.

(14)

As reported by The Vanguard Group, Inc. in a Schedule 13G/A filed with the SEC on February 11, 2019. The Schedule 13G/A states that The Vanguard Group, Inc. has sole voting power with respect to 76,476 shares of Common Stock, shared voting power with respect to 6,983 shares of Common Stock and sole dispositive power with respect to 3,995,541 shares of Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (the “CD&A”) provides an overview and analysis of the Company’s executive compensation program and policies, the material compensation decisions made with respect to 2018 compensation, and the material factors considered in making those decisions. The CD&A focuses on the compensation paid to the Named Executive Officers unless noted otherwise. For 2018, the Named Executive Officers are the following individuals, who were the only individuals who were employed as executive officers during any part of 2018:

Brian Lane, President and Chief Executive Officer

William George, Executive Vice President and Chief Financial Officer

Trent McKenna, Senior Vice President, General Counsel and Secretary*

Julie Shaeff, Senior Vice President and Chief Accounting Officer

*Mr. McKenna transferred to a non-executive operational role with the Company and Laura F. Howell commenced serving as our Vice President and General Counsel, in each case, effective January 1, 2019.

The Board has delegated to the Compensation Committee (referred to in this CD&A simply as the “Committee”) the duty of designing and overseeing the Company’s executive compensation program. The Committee is comprised entirely of independent (pursuant to NYSE and SEC rules, and the Company’s own Independence Guidelines) members of the Board. The Company’s executive compensation program is designed to:

•	attract, motivate, and retain talented executive officers so that the Company can achieve its best results and maximize long‑term stockholder return;
•	align the long‑term interests of Company executive officers with the interests of the Company’s stockholders; and
•	pay compensation that is directly tied to the performance of the Company and the Common Stock.

2018 Performance Highlights

To put the Company’s 2018 compensation decisions in context, the following summarizes the Company’s key financial and business results for 2018, a year in which the Company continued to experience exceptional performance:

•	Revenue increased to $2.18 billion in 2018 as compared to $1.79 billion in 2017.
•	Gross profit increased by $80.0 million to $446.3 million in 2018 as compared to $366.3 million in 2017.
•	Free cash flow (“FCF”)* increased to $121.6 million in 2018 as compared to $80.0 million in 2017.
•	Backlog as of December 31, 2018 was $1.17 billion as compared to $948.4 million as of December 31, 2017.
•

Net income increased to $112.9 million, or $3.00 per diluted share, for the twelve months ended December 31, 2018, as compared to $55.3 million or $1.47 per diluted share for the twelve months ended December 31, 2017.

*For a description of how FCF, a non-GAAP metric, is determined, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018.

Partially as a result of the performance achievements highlighted above, the Named Executive Officers each received the maximum of 150% of their target awards under the corporate financial incentive portion of the Company’s 2018 annual incentive plan, as further described below.

Compensation and Governance Practices

Below we highlight certain of our practices that we consider good governance features of our executive compensation program.

•	A majority of each Named Executive Officer’s compensation is at-risk (i.e., variable and not fixed).*
•	A majority of each Named Executive Officer’s compensation is tied to the Company’s financial performance and growth in stockholder value.*
•	Forty percent of each Named Executive Officer’s equity awards are subject to the Company achieving specific performance criteria over a three‑year time horizon.*
•	Executive officers and directors are subject to stock ownership requirements.
•	The Company has adopted a compensation clawback policy and an anti‑hedging/pledging policy that apply to all executive officers.
•	The Committee engages an independent compensation consultant to advise on executive compensation matters.

*Assuming target performance is achieved, when applicable, and based on grant date values of equity-based awards.

Consideration of Stockholder Advisory Vote

In designing the overall executive compensation program, the Committee also values and considers stockholder input. While evaluating the Company’s 2018 executive compensation program, the Committee considered the stockholder advisory vote on the compensation paid to the Named Executive Officers that was taken in 2018. The Committee viewed the outcome of that advisory vote—approval by more than 96% of the shares voted—as indicating that the Company’s stockholders generally support the Company’s overall approach to executive compensation and made no changes to our executive compensation program as a result of the vote.

Compensation Philosophy and Objectives

The Committee evaluates each element of the overall executive compensation program to ensure that it helps meet the Committee’s objectives of:

•	providing competitive base pay consistent with job scope, experience and related skills;
•	linking bonus opportunities to the Company’s performance;
•	granting equity compensation at competitive levels, a significant portion of which is performance‑based;

•	avoiding unnecessary and imprudent risks; and
•	attracting and motivating talented executive officers and minimizing turnover of senior‑level Company employees, which contributes to the stability and continuity of senior leadership.

Against that backdrop, the Company’s executive compensation program is designed to:

•	pay competitive levels of salary and total compensation;
•	link executive pay to Company performance by making a significant portion of pay variable and not fixed;
•	align the interests of the Company’s executive officers with the long‑term interests of the Company’s stockholders; and
•	reward long‑term results.

To achieve these objectives, the Committee implements a “pay‑for‑performance” philosophy using the guiding principles that: (i) compensation should be incentive‑driven, with a balanced short‑term and long‑term focus; (ii) a significant portion of pay for executive officers should be “at-risk”; (iii) a significant portion of annual incentive compensation should be tied to the overall performance of the Company; and (iv) a portion of annual incentive compensation should be tied to individual performance criteria.

Role of the Chief Executive Officer

Management, led by the Chief Executive Officer, at least annually makes recommendations to the Committee regarding compensation arrangements of the Company’s senior management (except that no member of management makes a recommendation with respect to his or her own compensation arrangement). The Committee considers management’s recommendations during its regularly-scheduled meetings, and may choose to adopt the recommendations or not adopt or modify them at the Committee’s sole discretion. The Committee is responsible for making all decisions regarding executive compensation.

Independent Compensation Consultant; Use of Market Data

In 2018, the Committee retained compensation consultants to advise the Committee on the design and administration of the Company’s annual incentive plan and long-term incentive plan and to provide a comprehensive analysis of executive compensation survey data and market trends. The Committee regularly reviews the services provided by its outside consultants and believes that each of Pearl Meyer & Partners and Compensation Advisory Partners was independent in providing executive compensation consulting services. In making this determination, the Committee noted that during 2018:

•

The compensation consultants did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and its services were limited to advising on executive compensation-related matters. Specifically, the compensation consultants did not provide, directly or indirectly through affiliates, any non‑executive compensation services, such as pension consulting or human resource outsourcing;

•	The compensation consultants each maintained a conflicts policy, which was provided to the Committee, with specific policies and procedures designed to ensure independence;
•	Fees paid to each compensation consultant by the Company during 2018 were less than 1% of their total revenue;

•	None of the Pearl Meyer & Partners or Compensation Advisory Partners consultants working on Company matters had any business or personal relationship with Committee members;
•	None of the Pearl Meyer & Partners or Compensation Advisory Partners consultants working on Company matters had any business or personal relationship with any executive officer of the Company; and
•	None of the Pearl Meyer & Partners or Compensation Advisory Partners consultants working on Company matters owned Company stock.

The Committee monitors the independence of its compensation consultants on a periodic basis.

During 2018, the Committee consulted with its compensation consultant regarding the Company’s annual incentive plan design and administration, which included a comprehensive analysis regarding market trends and executive compensation peer group and other survey data, as described below. The compensation consultant has provided the Committee with detailed analysis and recommendations on the structure of the Company’s annual incentive plan in terms of design, metrics, and payout opportunities, and the Committee continues to periodically refine the annual incentive plan based on a number of factors, including the compensation consultant’s recommendations, market trends in the Company’s industry and general economic conditions.

Peer Group and the Benchmarking Process

Previously, the Committee reviewed executive compensation levels annually based on compensation data provided by Equilar, an information services firm with products focusing on analyzing and benchmarking executive and director compensation. The Committee continues to review executive compensation levels annually using peer group and other survey data provided by its compensation consultant. The Committee does not attempt to set executive compensation at a pre-defined percentile of the market, but the Committee does use the comparative data in an effort to be better informed in its compensation-related decisions.

The Committee believes that, due to the Company’s unique position in its industry, there are no directly comparable companies in the broader market for the purpose of determining appropriate compensation comparators for the compensation of the Named Executive Officers and, for this reason, does not depend solely on a “peer group” to determine Named Executive Officer compensation. It does, however, review executive compensation against compensation paid to executive officers holding similar positions in certain select “peer group” companies. For 2018, a substantial portion of our peer group was comprised of companies contained in the peer group established for the Company by Institutional Shareholder Services. In 2018, this peer group was further refined by the Compensation Committee, in consultation with its compensation consultant, for purposes of setting 2019 compensation to include the following companies:

2019 Peer Group
Quanta Services, Inc.
EMCOR Group, Inc.
MasTec, Inc.
ABM Industries Incorporated
Tutor Perini Corporation
KBR, Inc.
Granite Construction Incorporated
Dycom Industries, Inc.
Valmont Industries, Inc.
Primoris Services Corporation
Tetra Tech, Inc.
MYR Group Inc.
Aegion Corporation
Sterling Construction Company, Inc.
IES Holdings, Inc.
Ameresco, Inc.
Argan, Inc.
Limbach Holdings, Inc.

The Committee uses a combination of the peer group and survey data from certain other industry companies to provide a general market review of the reasonableness of total compensation levels for the Named Executive Officers; however, the Committee does not use the peer group for any other purpose or otherwise formally benchmark the compensation of the Named Executive Officers.

Use of Tally Sheets

The Committee routinely uses tally sheets to assist it in analyzing the Named Executive Officers’ total compensation. Tally sheets provide the Committee with information about the following components of compensation paid or granted over the preceding three-year period: cash compensation, including salary and annual incentive compensation, and long-term incentive compensation. These tally sheets also provide an estimate of amounts payable in the event of a voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination of employment. The Committee also reviews information regarding long-term incentive awards, including statistics on share usage, analysis of current “in-the-money” values of outstanding option grants and current values of time-vesting restricted stock unit (“RSU”) and performance-vesting restricted stock unit (“PSU”) awards, and a summary of current and past performance results.

Chief Executive Officer Compensation

Each year, the Committee meets in executive session (i.e., separately from management) to evaluate the Chief Executive Officer’s performance and determine his total compensation. The Committee conducts an assessment of the Chief Executive Officer’s performance as well as an assessment of other relevant factors, such as the Company’s performance, individual tenure, position tenure and succession planning, and sets the Chief Executive Officer’s compensation for each year based on the Committee’s assessment of these factors. Although the Committee does not attempt to target the Chief Executive Officer’s compensation at any specific percentile of compensation at similarly-situated or peer group companies, the Committee does use peer group and other survey data as context in reviewing the Chief Executive Officer’s overall compensation levels and approving compensation actions, as described above. Based on this data, the Chief Executive Officer’s compensation was below the market median in 2018.

Elements of Compensation

The Company’s executive compensation program consists of four basic elements:

Compensation Element	Objective	Key Characteristics
Base Salary	• Provide a fixed level of cash compensation for performing day‑to‑day functions	• Levels are evaluated annually by the Committee
• Attract and retain strong executive talent

•     In 2018, base salaries were established based on a number of factors, including each executive’s performance and time in his or her role, advice from a compensation consultant and analysis of peer group and survey data and economic conditions

		
Annual Incentive Plan	• Reward annual financial, operational, and individual performance	• Award targets are established as a percentage of base salary
• Majority of each award is based on objective, pre‑established criteria related to the Company’s EPS performance against target

Long‑term Incentive Awards	• Reward long‑term Company performance	• Awards are provided through a mix of stock options, time-vesting RSUs, and dollar‑denominated PSUs
	• Encourage focus on growing stockholder value	• Stock options only have value if the price of the Company’s Common Stock increases
• Align management’s interests with stockholders’ interests

•     Dollar‑denominated PSUs are earned based on objective, pre‑established performance goals, including total shareholder return relative to certain comparable companies and EPS performance against target

	• Encourage retention of key management employees, stability, and continuity of leadership	• Stock options and RSUs are subject to a three‑year vesting schedule; dollar‑denominated PSUs that are earned based on performance cliff vest following the end of a three‑year performance period
		
Benefits	• Attract and retain strong executive talent	• Participation in health, welfare, and retirement benefit plans, generally on the same terms as all other full-time employees of the Company
• Provide basic financial stability

While base salaries, together with health, welfare and retirement benefits, are designed to provide basic compensation and financial stability to the executive officers, the purpose of annual incentive compensation is primarily to encourage the executive officers to focus on the execution of the Company’s business strategy and plan for the current year. Long-term incentives, granted in the form of stock options, RSUs and PSUs, are designed to align executive officers’ interests with those of stockholders, incentivize executive officers to attain longer-term goals and also to encourage them to remain with the Company. Unlike annual incentive compensation, which, as discussed below, tends to focus on more current Company and individual performance, long-term incentives focus on sustained results and growing stockholder value.

Relative Size of Major Compensation Elements

The combination of base salary, annual incentive awards, and long-term incentive awards is referred to as the “total direct compensation” for the Named Executive Officers. In setting executive officer compensation, the Committee considers the aggregate compensation payable to the executive, assuming target performance is achieved, and the elements of each compensation component. The Committee seeks to achieve the appropriate balance between short- and long-term cash compensation and incentives for the achievement of both annual and long-term financial and non-financial objectives.

Allocation Among Compensation Elements

For 2018, the portion of the Chief Executive Officer’s total direct compensation (assuming target performance was achieved and, for equity awards, based on grant date values at target) that was variable and at-risk is illustrated as follows:

For 2018, the portion of Messrs. George’s and McKenna’s and Ms. Shaeff’s total direct compensation (assuming target performance was achieved and, for equity awards, based on grant date values at target) that was variable and at-risk is illustrated as follows, based on an average of their respective compensation:

Although the value that a named executive officer may receive with respect to RSUs will depend on the performance of the Company’s Common Stock, and therefore is variable, we have included these awards as an element of “Fixed Pay” in the charts above.

Base Salary

The Committee determines base salary for our executive officers after considering several factors, including the executive’s individual experience, previous job performance and individual skills. Only after weighing these factors does the Committee consider peer group and/or survey data. The Committee uses management’s performance assessments, Company performance, peer group and other survey data,  as described above, and its own analysis of the executive officer’s individual performance to determine each executive’s base salary at least annually. Based on the factors described above, on December 13, 2017, the Committee approved an increase in each Named Executive Officer’s base salary as set forth in the table below.

Named Executive Officer	2017 Base Salary	2018 Base Salary
Brian Lane	$670,000	$715,000
William George	$426,000	$451,000
Trent McKenna	$351,000	$361,500
Julie Shaeff	$278,100	$286,500

Annual Incentive Plan

The Named Executive Officers are eligible to participate in a cash-based annual incentive plan and receive incentive bonuses based on actual performance against key business and individual goals. For 2018, each of the Named Executive Officers was eligible to participate in the annual incentive plan on the terms described below.

The annual incentive plan consists of two distinct components: a corporate financial performance component and an individual performance component. In 2018, the corporate financial performance component of the annual incentive plan rewarded the achievement of earnings-per-share (“EPS”) and FCF goals (collectively, the “Corporate Financial Incentive”). The Committee continued the use of FCF as a metric under the annual incentive plan because it incentivizes management’s focus on increasing the Company’s cash flow. The Committee believes that EPS remains an important metric for the Company because it encourages a focus on profitability. The second, smaller, component of the annual incentive plan rewarded the achievement of certain individual performance goals (the “Individual Performance Incentive”). Target annual incentive opportunities for 2018 are summarized in the table below:

	Target Annual Incentive Opportunity as a Percent of Base Salary
Named Executive Officer	Target Corporate Financial Incentive	Target Individual Performance Incentive	Total Target Incentive Opportunity
Mr. Lane	100%	10%	110%
Mr. George	90%	10%	100%
Mr. McKenna	65%	10%	75%
Ms. Shaeff	55%	10%	65%

Corporate Financial Incentive Criteria

At the beginning of each year, the Committee sets a threshold, target and maximum performance level for each of EPS and FCF for purposes of the Corporate Financial Incentive component of the annual incentive plan. For each of the Named Executive Officers, the EPS portion of the Corporate Financial Incentive represents 70% of the total Corporate Financial Incentive, and the FCF portion of the Corporate Financial Incentive represents 30% of the total Corporate Financial Incentive. If both the EPS and FCF thresholds are not met, no portion of the Corporate Financial Incentive is paid. If only one of the EPS or FCF thresholds is met, then only that portion of the Corporate Financial Incentive is paid. The threshold, target and maximum performance levels for each of the corporate goals for 2018 bonuses were:

2018 Corporate Financial Incentive Goals

EPS			FCF
Threshold	Target	Max	Threshold	Target	Max
$1.04	$1.90	$2.36	$35.5M	$66.2M	$85.7M

The Committee establishes short-term incentive levels for the Named Executive Officers by assigning certain base salary percentages to each EPS and FCF performance level. Once set, the Committee has never previously adjusted the assigned base salary percentages or FCF levels during the year and only once adjusted the EPS levels during the year; however, the Committee annually reserves the right to adjust these percentages or levels if it believes that an adjustment is appropriate. For the purpose of the annual incentive plan, (i) EPS is calculated from the Company’s audited financial statements for the year ended December 31, 2018 in accordance with GAAP, except that it does not take into account: (A) goodwill impairment; (B) write-off of debt costs; (C) restructuring charges; (D) any cumulative effect of a change in accounting principles; and (E) any other unusual or non-recurring items as determined by the Committee; and (ii) FCF is calculated by excluding certain items related to acquisitions or sales of businesses, including less customary capital expenditures plus the proceeds from asset sales. In December 2017, the Committee also determined that it would exclude the impact of tax reform legislation from the EPS and FCF calculation for purposes of the Corporate Financial Incentive for each Named Executive Officer for the year ended December 31, 2018. As a result, for purposes of calculating 2018 EPS and FCF, the Committee applied the tax rate in effect when 2018 EPS and FCF performance levels were established (38%), which tax rate did not take into account the impact of the Tax Cuts and Jobs Act of 2017. The Committee determined it was appropriate to exclude the impact of tax reform because at the time 2018 EPS and FCF goals were determined, the Committee had not fully analyzed the impact of tax reform on these performance metrics and, in any event, did not believe that the anticipated positive impact of tax reform should be taken into account in determining performance results for annual bonuses as it would be more reflective of market conditions than individual achievement. For a further discussion of how we calculate EPS and FCF, see the “Liquidity and Capital Resources” section of our Annual Report on Form 10-K for the year ended December 31, 2018.

For 2018, the base salary percentages for each portion of the Corporate Financial Incentive are set forth in the table below. For performance between threshold, target and maximum performance levels, the amount that is earned is determined on a straight-line basis.

2018 Corporate Financial Incentive Levels

		EPS Incentive Award Levels (as a % of Base Salary)			FCF Incentive Award Levels (as a % of Base Salary)
Named Executive Officer	Base Salary	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Lane	$715,000	14%	70%	105%	6%	30%	45%
Mr. George	$451,000	12.6%	63%	94.5%	5.4%	27%	40.5%
Mr. McKenna	$361,500	9.1%	45.5%	68.25%	3.9%	19.5%	29.25%
Ms. Shaeff	$286,500	7.7%	38.5%	57.75%	3.3%	16.5%	24.75%

In setting the EPS and FCF threshold, target and maximum performance levels, the Committee reviews management’s recommendations and then considers the Company’s historical financial performance as well as projections for the industry and industry historical financial performance and projections. The Committee sets EPS and FCF at levels that it considers aggressive but attainable with the intention that the Named Executive Officers will be encouraged to strive for continued improvement in Company performance, ultimately benefiting the Company’s stockholders, and to continue those efforts even after the EPS and/or FCF threshold performance levels have been achieved. The Committee believes that the added value that results from the Company’s achievement of EPS and/or FCF above the threshold performance levels to the Company and its stockholders is sufficient to justify the proportionate increases in amounts paid to the Named Executive Officers for achievement above threshold performance levels. To determine the assigned base salary percentages for each Named Executive Officer, in addition to historical and projected Company financial performance, the Committee considers the Named Executive Officer’s historical annual incentive levels and the degree to which a Named Executive Officer’s efforts and job function are expected to influence and contribute to the Company’s financial performance. After assigning threshold, target and maximum base salary percentages for each Named Executive Officer, the Committee then uses peer group and other survey data, as described above, to assess the reasonableness of such assigned levels. The Committee did not adjust the base salary percentages for any Named Executive Officer in 2018 as compared to 2017.

The Company’s EPS and FCF for calculating incentive compensation achievement levels for 2018 was $2.93 and $121.6 million, respectively, prior to adjustment for the impact of the Tax Cuts and Jobs Act of 2017. After adjusting for such impact, the Company’s EPS and FCF for calculating incentive compensation achievement levels for 2018 was $2.45 and $100.9 million, respectively, which resulted in achievement of maximum levels (150%) of both the EPS and FCF components of the Corporate Financial Incentive. The amounts earned by each of the Named Executive Officers in respect of the Corporate Financial Incentives under the annual incentive plan in 2018 are summarized in the table below.

2018 Corporate Financial Incentive Achievement Levels

						Corporate
						Financial
		EPS Incentive Award		FCF Incentive Award		Incentive	Corporate
		Achievement		Achievement		Awarded	Financial
		(as a % of		(as a % of		(as a % of	Incentive
	Base	Base		Base		Base	Awarded
Named Executive Officer	Salary	Salary)	(in dollars)	Salary)	(in dollars)	Salary)	(in dollars)
Mr. Lane	$715,000	105%	$750,750	45%	$321,750	150%	$1,072,500
Mr. George	$451,000	94.5%	$426,195	40.5%	$182,655	135%	$608,850
Mr. McKenna	$361,500	68.25%	$246,724	29.25%	$105,739	97.5%	$352,463
Ms. Shaeff	$286,500	57.75%	$165,454	24.75%	$70,909	82.5%	$236,363

Individual Performance Incentive

In addition to and independent of the Corporate Financial Incentive portion of the annual incentive plan, each Named Executive Officer is eligible to receive annual incentive compensation based on certain individual strategic objectives that relate to the executive’s achievement of established quantitative strategic goals (the Individual Performance Incentive).

At the beginning of each year, each Named Executive Officer, including the Chief Executive Officer, identifies individual performance goals and objectives for the upcoming year. Each Named Executive Officer’s individual performance goals are discussed and identified in consultation with the Chief Executive Officer, in the case of Messrs. George and McKenna, with the Chief Financial Officer, in the case of Ms. Shaeff, and with the Compensation Committee, in the case of Mr. Lane. These goals and objectives vary depending on the roles and responsibilities for each Named Executive Officer. For 2018, specific goals for each Named Executive Officer included:

Executive	2018 Individual Performance Goals
Brian Lane	•	Grow acquired revenue
	•	Strategic personnel initiatives
	•	Improve Company‑wide employee safety measure(1)
William George	•	Grow acquired revenue
	•	Improve Company‑wide employee safety measure(1)
Trent McKenna	•	Strategic compliance initiatives
	•	Accomplish leadership training goals
	•	Improve Company‑wide employee safety measure(1)
Julie Shaeff	•	Complete implementation phase of new revenue recognition standard
	•	Achieve 2018 target implementations for ERP strategy
	•	Improve Company‑wide employee safety measure(1)

(1)

The Company-wide employee safety measure tracks the OSHA Lost Time Incident Rate (“LTIR”), which is a nationally-recognized metric that tracks all injuries serious enough to require OSHA documentation of lost time. In addition to the LTIR performance metric, the Named Executive Officers are required to attend safety training classes on an annual basis. No safety incentive is payable to the Named Executive Officers if there is a work-related fatality of a Company employee during the year. In 2018, the Company did not have a work-related fatality; however, the Company’s LTIR did not improve as compared to the prior fiscal year and no safety component credit related to the individual performance incentive was obtained in 2018.

Each of the Named Executive Officers’ individual performance goals is quantifiable and is composed of four levels of attainment: Minimum (25% attainment), Meets (50% attainment), Exceeds (75% attainment) and Significantly Exceeds (100% attainment). The goals are measured on a scale of 0‑200% and are weighted to reflect each goal’s strategic importance.

The Chief Executive Officer and/or the General Counsel present a summary evaluation of the level of achievement of these goals for each Named Executive Officer (other than himself) to the Committee following the end of the year. In addition, each Named Executive Officer (other than Mr. Lane) receives performance feedback from his or her direct supervisor throughout the year and a formal performance review at the end of each year, at which time the Named Executive Officer and his or her direct supervisor will evaluate the executive’s satisfaction of the individual performance goals.

In executive session, the Committee reviews and discusses its evaluation of Mr. Lane’s performance over the past year and the performance summaries for each other Named Executive Officer. The Committee also considers significant individual contributions beyond established goals and each executive’s overall effectiveness. In the Committee’s sole discretion, based on its evaluation of these factors, the Committee then determines the Named

Executive Officer’s individual performance score. For 2018, the individual performance scores and the Individual Performance Incentive for each of the Named Executive Officers are set forth below:

2018 Individual Performance Incentive Determination

						Individual
		Individual Performance				Performance	Individual
		Incentive Opportunity			Individual	Incentive	Performance
	Base	(as a % of Base Salary)			Performance	(as a % of	Incentive
Named Executive Officer	Salary	Threshold	Target	Maximum	Score	Base Salary)	(in dollars)
Mr. Lane	$715,000	1%	10%	20%	150.0%	15.0%	$107,250
Mr. George	$451,000	1%	10%	20%	180.0%	18.0%	$81,180
Mr. McKenna	$361,500	1%	10%	20%	157.5%	15.8%	$56,936
Ms. Shaeff	$286,500	1%	10%	20%	157.5%	15.8%	$45,124

The Committee believes that corporate financial measures such as EPS and FCF, when taken together with an additional component to reflect individual achievement, are appropriate measures for determining annual incentive compensation. This two‑part framework provides the Named Executive Officers with incentives to both achieve favorable results and sustain long‑term growth for the Company, yet maintains the Committee’s flexibility to reward outstanding individual performance.

Long‑term Incentives

In 2018, long-term incentive (“LTI”) grants made to the Named Executive Officers consisted of (i) stock options, (ii) RSUs, and (iii) PSUs, which are denominated in dollar amounts but, once earned, are settled in shares of Common Stock based on the market value of the Company’s Common Stock following the end of the applicable performance period. The Committee designs the components and weightings of LTI awards to encourage the achievement of key performance goals and retention and also to balance performance compensation between the Company’s performance relative to certain comparable companies, the Company’s ongoing profitability, and the performance of the Company’s Common Stock. The Committee believes that these awards promote a long-term view and further align the executive officers’ interests with those of our stockholders. The Committee adopted the current structure for LTI awards in 2012 based, in part, on input from Pearl Meyer & Partners, its compensation consultant at the time, and has not significantly changed this structure since its adoption until March 2019.

Award Type	Description	Alignment with and Key Benefits to Stockholders
Stock Options	•30% of total LTI grant value
	•Vest ratably over three years	•Inherently performance‑based
	•Exercise price equal to the closing price on date of grant	•Value contingent upon positive stock price performance
	•No value to the executive unless stock price increases after the date of grant	•10‑year term encourages a focus on longer‑term performance

RSUs	•30% of total LTI grant value	•Value dependent upon stock price performance
	•Vest ratably over three years	•Enhances retention of executive talent
•Encourages long‑term stock ownership

PSUs	•40% of total LTI grant value (assuming target performance)	•Performance‑based
	•Vest following the end of a three‑year performance period contingent upon achievement of specified levels of performance	•EPS performance goals reward focus on sustainable year-over-year profitability
	•Dollar‑denominated awards •Settled in shares based upon stock price following the end of the performance period	•TSR performance goals reward focus on producing stockholder returns in excess of those produced by comparable companies
•Performance based upon:
EPS performance (50%)
TSR performance against peers (50%)

The Committee believes that LTI compensation should be correlated with salary and short-term incentive compensation. As such, the Committee uses a percentage of each Named Executive Officer’s base salary to determine the total dollar amount of the LTI compensation award to be granted to that Named Executive Officer each year, based on grant date values and, for PSUs, assuming target performance is achieved. The Committee determines these percentage levels by analyzing each Named Executive Officer’s tenure, responsibilities and professional experience,  recommendations from its compensation consultant based on peer group and other survey data, as described above, and the Named Executive Officer’s historical annual LTI compensation levels. For 2018, the following percentage of base salary was used for the Named Executive Officers to determine the grant date value of LTI awards: Mr. Lane, 200% of base salary; Mr. George, 140% of base salary; Mr. McKenna, 100% of base salary; and Ms. Shaeff, 75% of base salary.

For 2018, the grant date value of Mr. Lane’s LTI awards, as a percentage of his base salary, was increased from 150% of base salary to 200% of base salary due to market competitiveness and his exceptional individual performance. The Committee did not increase the grant date value of the LTI awards, as a percentage of base salary, for the other Named Executive Officers in 2018.

Once each Named Executive Officer’s total grant date value is determined, the number of RSUs and stock options and the value of PSUs is determined. The number of RSUs granted is determined by dividing the total dollar amount of the RSUs to be granted by the closing price of the Company’s stock on the date of grant. The number of stock options to be granted is determined by dividing the total dollar amount of the stock options to be granted by the estimated value of the options on the date of grant using a Black‑Scholes model. PSUs are denominated in dollars.

As an illustration, Mr. Lane’s 2018 award of LTI compensation was calculated as follows:

Total Amount of Award:  200% of base salary of $715,000 equals $1,430,000.

RSUs Awarded:  30% of $1,430,000 equals $429,000 in value of RSUs. $429,000 divided by $42.50 (the closing price of the Company’s Common Stock on the date of grant) equals 10,094 RSUs.

Stock Options Awarded:  30% of $1,430,000 equals $429,000 in value of stock options. $429,000 divided by approximately $13.05 (the approximate value of the stock options on the date of grant using a Black-Scholes valuation model) equals 32,873 stock options.

PSUs Awarded:  40% of $1,430,000 equals $572,000 in value of PSUs.

The table below sets forth the 2018 LTI awards for each of the Named Executive Officers:

Named Executive Officer	Base Salary	Salary Percentage for Calculating Plan Awards	Number of Stock Options Awarded	Number of RSUs Awarded	Dollar Value of PSUs Awarded (at target)	Value of Awards under Plan (at target)
Mr. Lane	$715,000	200%	32,873	10,094	$572,000	$1,430,000
Mr. George	$451,000	140%	14,514	4,456	$252,560	$631,400
Mr. McKenna	$361,500	100%	8,310	2,551	$144,600	$361,500
Ms. Shaeff	$286,500	75%	4,939	1,516	$85,950	$214,875

In 2019, based in part on input from its compensation consultant, the Committee approved a change to the structure of the LTI grants to remove stock options. Starting with the March 2019 equity grant, the Company’s LTI grants for Named Executive Officers will consist of 50% RSUs and 50% PSUs.

PSU Design

Upon vesting, PSUs will be settled in shares of the Company’s Common Stock, with the number of such shares determined by dividing the dollar denomination of vested PSUs (which may be up to 200% of the original dollar denomination of such PSUs) by the market value of the Company’s Common Stock following the end of the applicable three-year performance period. PSUs are earned based on the two metrics set forth in the table below, both of which are measured over a three-year performance period, and earned PSUs vest in full upon certification of the performance metrics by the Committee following the end of the applicable three-year performance period, generally subject to continued employment through the end of the three-year performance period:

Performance Measure	Measurement	Percentage of Performance Award Subject to Measure
Earnings Per Share	Company’s actual EPS performance relative to pre-established EPS performance goals	50%
Relative Total Shareholder Return	Company’s performance relative to comparable companies*	50%

*             For purposes of measuring the Company’s relative total shareholder return for awards granted in 2018, the identified group of comparable companies consists of: Matrix Service Company; Primoris Services Corporation; Tutor Perini Corporation; Stantec Inc.; Dycom Industries Inc.; MasTec, Inc.; Sterling Construction, Inc.; EMCOR Group Inc.; MYR Group, Inc.; Quanta Services, Inc.; Tetra Tech Inc.; Great Lakes Dredge & Dock Corporation; Granite Construction Incorporated; and NCI Building Systems Inc. Based on industry analysis and conversations with financial analysts, the Company believes these companies are the most likely to compete with the Company for investment by institutional investors. This group of comparable companies is not used for benchmarking the compensation of the Company’s Named Executive Officers.

EPS:    The EPS measure compares the Company’s actual EPS performance against its pre-established EPS performance goals over a three-year performance period. For this purpose, EPS is determined and calculated as described under “Annual Incentive Plan” above. For each year in the performance period, the Company’s actual EPS performance is compared against these EPS goals and expressed as a percentage. The EPS percentages for each of the three years in the performance period are then averaged together to determine the final level of EPS achievement upon which the payout, if any, will be earned.

Relative Total Shareholder Return (“TSR”):    The relative TSR measure compares the Company’s TSR to the TSR of a specified group of comparable companies and payouts are determined by the Company’s rank relative to others in the group. For each year in the three-year performance period, TSR is calculated by determining the difference between the average closing price of a company’s common stock during the first 30 consecutive days of the year and the last 30 consecutive days of the year. The calculation assumes that dividends are reinvested in additional shares. The Company’s TSR is then compared against the TSR for other companies in the group and assigned a percentile ranking. The Company’s TSR percentile ranking for each of the three years in the performance period are then averaged together to determine the final percentile ranking upon which the payout, if any, will be earned.

The following chart shows the range of potential settlement of the PSUs based on the two performance measures, as a percentage of the target amount. The potential settlements range from 0% to 200% of the target award amount.

	Relative TSR		EPS
	Percentage of		Percentage of
Performance Level	Target Earned	Performance Measure	Target Earned	Performance Measure
Maximum	200%	75th Percentile or Above	200%	120% of Target or Higher
Target	100%	50th Percentile	100%	100% of Target
Threshold	50%	25th Percentile	25%	70% of Target
Below Threshold	0%	Below 25th Percentile	0%	Below 70% of Target

PSU Awards with Performance Period Ending in 2018

PSU awards granted in 2016 with a 2016-2018 performance period were settled in early 2019. The following table shows the EPS and TSR levels achieved over such awards’ three-year performance period and the payout factor for these awards.

	2016	2017	2018	3 Year Average	Payout factor (% of target)
EPS	126%	97%	129%	117%	187%
TSR	21%	86%	86%	64%	157%

Rule of 75

The “Rule of 75” provides that if an executive retires from the Company at a time when the sum of his or her age and his or her years of service at the Company is greater than or equal to 75, then upon the executive’s retirement, the executive will have been deemed to have satisfied the continuous employment requirement for any equity award to vest. Pursuant to the Rule of 75, all performance-based equity awards will continue to be earned only if the applicable performance measures are satisfied, but the requirement that the executive be employed by the Company at the time of vesting based on performance will be deemed to be satisfied. As of December 31, 2018, Mr. Lane was the only Named Executive Officer to satisfy the Rule of 75.

Health and Retirement Benefits

The Company’s health and retirement plans include medical, dental, life, disability and accidental death and dismemberment coverage, and eligibility to participate in the Company’s 401(k) retirement plan. The Company’s benefit programs are designed to be competitive with those of other similarly-sized and -situated companies. The plans offered to executive officers are broad‑based plans applicable to all full-time employees. Under the Company’s

401(k) retirement plan, the Company matches an employee’s pre‑tax contributions to the plan at a rate of 50% of up to 5% of an employee’s annual pay or up to the maximum allowed contribution pursuant to the Code.

Perquisites

The Company generally does not provide perquisites to the Named Executive Officers that are not provided to other employees. However, the Named Executive Officers are beneficiaries of increased levels of disability and life insurance coverage that are only available to executive officers of the Company. The Company pays these increased premiums on behalf of the executive officers.

Change in Control and Severance Benefits

The Company’s Named Executive Officers and other members of senior management serve as at-will employees of the Company without any guaranteed period of employment. However, the Committee believes that an executive severance policy paired with change in control agreements provide appropriate protections to attract and retain qualified and talented individuals to serve as the Company’s executive officers, permit the Company’s executive officers to focus fully on improving the Company’s operations and long-term success, and protect stockholder value by providing continuity of management during any transition period. The severance and change in control benefits are intended to be set at market-competitive levels and help ensure that the Company can attract and retain talented executive officers. These benefits also help ensure that executive officers remain focused on maximizing stockholder value in the context of an actual or potential transaction that might result in the loss or the diminution of their current positions. The Company believes that these benefits are reasonable and ultimately benefit stockholders. The Company previously provided executive officers with so-called Section 280G gross-ups, but in 2013 decided to not offer this type of benefit on a go-forward basis with respect to newly-hired executive officers. The executive severance policy and change in control agreements are more fully described below under “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Requirements

The Company’s stock ownership requirements state that within three years of being appointed as an executive officer, or being promoted to such a position, an executive is required to beneficially own Common Stock, taking into account all outstanding vested and unvested stock options, RSUs, PSUs and stock, having a market value or cost basis, whichever is higher, equal to at least the following multiple of his or her base salary (for purposes of calculating this multiple, the actual compensation expense incurred by the Company related to the equity award is used only if it is greater than the current market value of the Common Stock subject to the equity award):

Level	Base Salary Multiple
Chief Executive Officer	5
Chief Operating Officer	3
Chief Financial Officer	3
General Counsel	2
Chief Accounting Officer	1

As of December 31, 2018, each of our executive officers was in compliance with the stock ownership requirements.

Executive Compensation Recovery, or “Clawback,” Policy

The Company’s executive compensation recovery, or “clawback,” policy provides that, to the extent permitted by applicable law, the Board may seek to recoup—or “claw back”—any cash compensation paid to executive officers and certain other employees identified by the Board where the payment was predicated upon the achievement of certain financial results that were satisfied based upon such individual’s intentional, fraudulent or illegal conduct. The Board has the sole discretion to determine whether an individual’s conduct has or has not met any particular standard of conduct.

The Board may, in its sole discretion after considering the best interests of the Company, determine not to recover such payment. In the event that a restatement of the Company’s financial statements is required, the Company will seek to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

Anti‑Hedging/Pledging Policy

We prohibit our directors and executive officers from hedging their ownership of the Company’s stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt. Directors and executive officers are prohibited from purchasing the Company’s stock on margin, borrowing against the Company’s stock held in a margin account, or pledging the Company’s stock as collateral for a loan.

Risk Considerations in our Compensation Policies

The Committee regularly reviews our various compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company or our stockholders. In reaching this conclusion, the Committee considered the following: (i) the use of balanced performance targets; (ii) the Company’s “clawback” policy; (iii) the Company’s stock ownership requirements; (iv) the use of EPS performance metrics that are uniformly applied to all executive officers; (v) a three-year vesting period for LTI compensation; and (vi) the Company’s anti-hedging/pledging policy.

Impact of Accounting and Tax Treatment on Compensation

Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year payable to certain executive officers, subject to certain grandfathering rules for compensation arrangements in effect on November 2, 2017 and not materially modified thereafter. The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers and other key employees that are important to the Company’s success. Accordingly, the Committee has authorized and will continue to authorize compensation payments that are limited as to tax deductibility.

The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. If accounting standards change, the Company may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with management and, based on its review and discussions, the committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in the Company’s 2019 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee.

Members of the Compensation Committee

Alan P. Krusi (Chair)
Darcy G. Anderson
Herman E. Bulls
Franklin Myers William J. Sandbrook
Vance W. Tang

The preceding “Compensation Committee Report” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company incorporates it by reference into such filing.

Summary of Executive Compensation

The following table includes information regarding the compensation paid or awarded to, or earned by, the Named Executive Officers for each of 2018, 2017 and 2016. For more information about the components of total compensation for 2018, please refer to the following subsections of the CD&A:

•	“Base Salary” for information about salary;
•	“Annual Incentive Plan” for information about short‑term incentives;
•	“Long‑term Incentives” for information about equity grants; and
•	“Health and Retirement Benefits” and “Perquisites” for information about other compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non‑Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian Lane,	2018	$715,000	$1,000,995	$428,993	$1,179,750	$12,816	$3,337,554
President and Chief	2017	$670,000	$703,491	$301,498	$775,923	$12,110	$2,463,023
Executive Officer	2016	$625,000	$656,225	$281,196	$673,406	$10,247	$2,246,074
William George,	2018	$451,000	$441,940	$189,408	$690,030	$8,656	$1,781,034
Executive Vice President	2017	$426,000	$417,454	$178,918	$410,359	$8,237	$1,440,968
and Chief Financial Officer	2016	$400,000	$391,982	$167,967	$375,914	$8,246	$1,344,109
Trent McKenna,	2018	$361,500	$253,018	$108,446	$409,399	$8,110	$1,140,473
Senior Vice President,	2017	$351,000	$245,670	$105,295	$285,630	$7,810	$995,405
General Counsel, and Secretary	2016	$340,000	$237,979	$101,974	$247,561	$7,628	$935,142
Julie Shaeff,	2018	$286,500	$150,380	$64,454	$281,486	$8,143	$790,963
Senior Vice President and	2017	$278,100	$145,998	$62,567	$209,674	$8,078	$704,417
Chief Accounting Officer	2016	$270,000	$141,720	$60,739	$178,674	$7,887	$659,020

(1)

Reflects the aggregate grant date fair value of PSUs and RSUs granted to the Named Executive Officers in the applicable year, excluding the effect of estimated forfeitures. The aggregate grant date fair value of the stock awards was computed in accordance with FASB ASC Topic 718. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 and Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2017 and December 31, 2018 for a discussion of the relevant assumptions used in calculating the value of these awards. For these purposes, the grant date fair value of the performance awards is computed based on performance at the target level, the probable outcome of the performance conditions as of the date of grant. The aggregate grant date fair value will likely vary from the actual amount the Named Executive Officers receive based on a number of factors, including stock price fluctuations and variances from valuation assumptions.

The PSUs are denominated in dollars and, to the extent they are earned and vest, will be settled in the Company’s Common Stock based on the market value of the Company’s Common Stock following the applicable performance period. PSUs are earned if, and to the degree that, the Company meets certain objective, pre-established performance measures relating to total shareholder return compared to a specified group of comparable companies and EPS performance over a three-year performance period and generally vest only if the Named Executive Officer remains employed by the Company through such performance period. The aggregate grant date fair value of the PSUs granted during 2018, assuming achievement of the highest level of performance, was $1,144,000 for Mr. Lane, $505,120  for Mr. George, $289,200 for Mr. McKenna, and $171,900 for Ms. Shaeff. The aggregate grant date fair value of the PSUs granted during 2017, assuming achievement of the highest level of performance, was $804,000 for Mr. Lane, $477,120 for Mr. George, $280,800 for Mr. McKenna, and $166,860 for Ms. Shaeff. The aggregate grant date fair value of the PSUs granted during 2016, assuming achievement of the highest level of performance, was $750,000 for Mr. Lane, $448,000 for Mr. George, $272,000 for Mr. McKenna, and $162,000 for Ms. Shaeff.

The RSUs are scheduled to vest over three years, generally subject to the Named Executive Officer’s continued employment with the Company.

For more information on the RSUs and PSUs granted to the Named Executive Officers during 2018, see the subsection of the CD&A titled “Long-term Incentives” and the Grants of Plan-Based Awards table and footnotes.

(2)

Reflects the aggregate grant date fair value of the stock options granted to the Named Executive Officers in the applicable year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 and Note 13 to the Consolidated Financial

Statements included in our Annual Report on Form 10-K for the years ended December 31, 2017 and December 31, 2018 for a discussion of the relevant assumptions made in calculating the value of these awards. The aggregate grant date fair value will likely vary from the actual amount the Named Executive Officers receive based on a number of factors, including stock price fluctuations, timing of sale, and variances from valuation assumptions.

For more information on the stock options granted to the Named Executive Officers during 2018, see the subsection of the CD&A titled “Long‑term Incentives” and the Grants of Plan‑Based Awards table and related footnotes.

(3)

Reflects annual incentive plan awards earned in the applicable year based upon the satisfaction of specified performance criteria. For more information on the annual incentive compensation paid to Named Executive Officers for 2018, see the subsection of the CD&A titled “Annual Incentive Plan.”

(4)	Reflects the following amounts for 2018:
	401(k) Match	Executive Disability & Group Term Life(1)	Fitness(2)
Brian Lane	$6,850	$5,726	$240
William George	$6,850	$1,566	$240
Trent McKenna	$6,850	$1,020	$240
Julie Shaeff	$6,850	$1,113	$180

(1)	Reflects group term life insurance and disability premiums paid by the Company on behalf of each of the Named Executive Officers.
(2)	Reflects reimbursement of health‑club dues pursuant to a wellness plan available to all employees in the Company’s corporate headquarters.

Grants of Plan‑Based Awards

The following table provides information concerning awards under the Company’s annual incentive plan and equity incentive plan during 2018 for all Named Executive Officers. For further information related to grants of plan-based awards, see the section of the CD&A titled “Annual Incentive Plan” and the section of the CD&A titled “Long-term Incentives.”

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	of Stock
		Under Non‑Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	and
		Plan Awards(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	(#)	($/Sh)	($)(4)
Brian Lane		$150,150	$786,500	$1,215,500	—	—	—	—	—	—	—
	3/7/18	—	—	—	$71,500	$572,000	$1,144,000	—	—	—	$572,000
	3/7/18	—	—	—	—	—	—	10,094	—	—	$428,995
	3/7/18	—	—	—	—	—	—	—	32,873	$42.50	$428,993
William George		$85,690	$451,000	$699,050	—	—	—	—	—	—	—
	3/7/18	—	—	—	$31,570	$252,560	$505,120	—	—	—	$252,560
	3/7/18	—	—	—	—	—	—	4,456	—	—	$189,380
	3/7/18	—	—	—	—	—	—	—	14,514	$42.50	$189,408
Trent McKenna		$50,610	$271,125	$424,763	—	—	—	—	—	—	—
	3/7/18	—	—	—	$18,075	$144,600	$289,200	—	—	—	$144,600
	3/7/18	—	—	—	—	—	—	2,551	—	—	$108,418
	3/7/18	—	—	—	—	—	—	—	8,310	$42.50	$108,446
Julie Shaeff		$34,380	$186,225	$293,663	—	—	—	—	—	—	—
	3/7/18	—	—	—	$10,744	$85,950	$171,900	—	—	—	$85,950
	3/7/18	—	—	—	—	—	—	1,516	—	—	$64,430
	3/7/18	—	—	—	—	—	—	—	4,939	$42.50	$64,454

(1)

Reflects amounts payable under 2018 annual incentive plan awards based on individual and Company performance for 2018, which are described in greater detail in the subsection of the CD&A titled “Annual Incentive Plan.” Goals under the Individual Performance Incentive component of annual incentive plan awards are measured on a scale of 0%-200% and do not have a threshold payment level. For purposes of this table, it is assumed that each executive realizes 10% of the Individual Performance Incentive at threshold, 100% at target, and 200% at maximum.
(2)

Reflects amounts payable under PSUs based on the satisfaction of Company performance goals applicable to the Named Executive Officer’s 2018 LTI awards. The threshold amount is calculated based on the minimum amount that a recipient could earn with respect to the PSUs,  calculated as if the EPS performance goal was achieved at the minimum level of performance that would result in a portion of the PSUs being earned and as if the minimum level of performance to earn PSUs based on the relative TSR performance goal was not achieved. For additional information about the Company’s LTI awards, see footnote 1 of the Summary Compensation Table and the subsection of the CD&A titled “Long‑term Incentives.”

(3)	Reflects RSUs granted as part of each Named Executive Officer’s 2018 LTI awards.
(4)

Reflects the grant date fair value of awards, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the PSUs, the value is determined as the value at the grant date based on the probable outcome of the performance conditions. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2018, and for the maximum value of these awards at grant, see footnote 1 to the Summary Compensation Table above.

Equity Awards

As discussed in further detail above, each of the Named Executive Officers was granted stock options, RSUs and PSUs in 2018. The stock options and RSUs granted to the Named Executive Officers vest ratably in equal annual installments over three years and PSUs are earned based on the achievement of the relative TSR and EPS performance goals and cliff vest after three years, in each case, generally subject to the Named Executive Officer’s continued employment with the Company.

Outstanding Equity Awards at Year‑End

The following table provides information concerning unexercised stock options, unvested RSUs and unvested dollar-denominated PSUs held by the Named Executive Officers on December 31, 2018.

	Option Awards
							Number of
						Market	Unearned	Market or
		Number of			Number of	Value of	Shares,	Payout Value of
	Number of	Securities			Shares or	Shares or	Units or	Unearned
	Securities	Underlying			Units of	Units of	Other Rights	Shares, Units
	Underlying	Unexercised	Option		Stock that	Stock that	that	or Other
	Unexercised	Options (#)	Exercise	Option	Have Not	Have Not	Have Not	Rights that
	Options (#)	Unexercisable	Price	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	(1)	($)	Date	(#)(2)	($)(3)	(#)(4)	Vested($)(5)
Brian Lane	21,122		$13.87	3/24/2021
	44,476		$13.86	3/20/2023
	39,861		$16.15	3/19/2024
	34,547		$19.67	3/25/2025
	18,270	9,137	$30.36	3/23/2026
	8,663	17,325	$36.25	3/08/2027
		32,873	$42.50	3/07/2028
					18,727	$817,995
					14,773	$645,268
							18,406	$804,000
							26,190	$1,144,000
William George	4,000		$13.87	3/24/2021
	3,500		$11.21	3/26/2022
	12,000		$13.86	3/20/2023
	26,786		$16.15	3/19/2024
	21,055		$19.67	3/25/2025
	10,913	5,458	$30.36	3/23/2026
	5,141	10,281	$36.25	3/08/2027
		14,514	$42.50	3/07/2028
					9,591	$418,935
					8,824	$385,440
							10,923	$477,120
							11,564	$505,120
Trent McKenna	3,000		$13.87	3/24/2021
	5,000		$11.21	3/26/2022
	5,000		$13.86	3/20/2023
	5,000		$16.15	3/19/2024
	10,000		$19.67	3/25/2025
	6,625	3,314	$30.36	3/23/2026
	3,025	6,051	$36.25	3/08/2027
		8,310	$42.50	3/07/2028
					5,607	$244,914
					5,358	$234,017
							6,428	$280,800
							6,620	$289,200
Julie Shaeff	999		$12.46	3/25/2020
	1,166		$13.87	3/24/2021
	1,519		$11.21	3/26/2022
	4,174		$13.86	3/20/2023
	4,567		$16.15	3/19/2024
	4,030		$19.67	3/25/2025
	3,946	1,974	$30.36	3/23/2026
	1,798	3,595	$36.25	3/08/2027
		4,936	$42.50	3/07/2028
					3,334	$145,629
					3,191	$139,378
							3,820	$166,860
							3,935	$171,900

(1)

Mr. Lane’s 9,137 unexercisable options are scheduled to vest on April 1st of 2019; Mr. Lane’s 17,325 unexercisable options are scheduled to vest in equal installments on April 1st of 2019 and 2020; Mr. Lane’s 32,873 unexercisable options are scheduled to vest in equal installments on April 1st of 2019, 2020, and 2021.

Mr. George’s 5,458 unexercisable options are scheduled to vest on April 1st of 2019; Mr. George’s 10,281 unexercisable options are scheduled to vest in equal installments on April 1st of 2019 and 2020; Mr. George’s 14,514 unexercisable options are scheduled to vest in equal installments on April 1st of 2019, 2020, and 2021, in each case, generally subject to his continued employment with the Company through the applicable vesting date.

Mr. McKenna’s 3,314 unexercisable options are scheduled to vest on April 1st of 2019; Mr. McKenna’s 6,051 unexercisable options are scheduled to vest in equal installments on April 1st of 2019 and 2020; Mr. McKenna’s 8,310 unexercisable options are scheduled to vest in equal installments on April 1st of 2019, 2020, and 2021, in each case, generally subject to his continued employment with the Company through the applicable vesting date.

Ms. Shaeff’s 1,974 unexercisable options are scheduled to vest on April 1st of 2019; Ms. Shaeff’s 3,595 unexercisable options are scheduled to vest in equal installments on April 1st of 2019 and 2020; Ms. Shaeff’s 4,939 unexercisable options are scheduled to vest in equal installments on April 1st of 2019, 2020, and 2021, in each case, generally subject to her continued employment with the Company through the applicable vesting date.

(2)	Mr. Lane’s 18,727 unvested RSUs consist of 9,226 RSUs scheduled to vest on April 1st of 2019, 6,136 RSUs scheduled to vest on April 1st of 2020, and 3,365 RSUs scheduled to vest on April 1st of 2021.

Mr. George’s 9,591 unvested RSUs consist of 4,975 RSUs scheduled to vest on April 1st of 2019, 3,131 RSUs scheduled to vest on April 1st of 2020, and 1,485 RSUs scheduled to vest on April 1st of 2021, in each case, generally subject to his continued employment with the Company through the applicable vesting date.

Mr. McKenna’s 5,607 unvested RSUs consist of 2,938 RSUs scheduled to vest on April 1st of 2019, 1,819 RSUs scheduled to vest on April 1st of 2020, and 850 RSUs scheduled to vest on April 1st of 2021, in each case, generally subject to his continued employment with the Company through the applicable vesting date.

Ms. Shaeff’s 3,334 unvested RSUs consist of 1,748 RSUs scheduled to vest on April 1st of 2019, 1,081 RSUs scheduled to vest on April 1st of 2020, and 505 RSUs scheduled to vest on April 1st of 2021, in each case, generally subject to her continued employment with the Company through the applicable vesting date.

The number of units in the bottom most row of this column for each Named Executive Officer relates to the PSU awards granted for the 2016-2018 performance period. The 3-year average performance payout factor for the EPS component of these awards was 187%. The 3-year average performance payout factor for the TSR component of these awards was 157%. For purposes of this table, the number of units has been determined by dividing the cash value of the awards earned based on actual performance by $43.68, the closing price of a share of the Company’s Common Stock on December 31, 2018. The actual number of shares that were delivered in respect of these awards was determined by dividing the cash value of the awards earned based on actual performance by $52.04, the closing price of a share of the Company’s Common Stock on March 6, 2019, the date on which the performance was certified by the Compensation Committee.

(3)

The market value is based on the closing price of a share of the Company’s Common Stock as of December 31, 2018 ($43.68) for unvested RSUs, and is based on the actual dollar amount earned under the PSU awards for the 2016-2018 performance period, given that these awards are dollar-denominated awards.

(4)

The number of shares in this column relates to outstanding PSU awards for the 2017-2019 and 2018-2020 performance periods. The number of shares underlying PSU awards is determined by calculating the market value of shares of Common Stock underlying such PSU awards assuming maximum performance is achieved, as described in more detail in footnote 5 below, divided by the closing price of a share of Common Stock on December 31, 2018 ($43.68). The actual number of shares that will be delivered in respect of outstanding PSU awards will depend on the performance achieved for the relevant performance periods and the market value of shares of Common Stock on the date of delivery.

(5)

PSU awards are denominated in dollar amounts and are settled by delivery of shares of Common Stock following the end of the applicable performance period. PSU awards are subject to both time-based and performance-based vesting; and vest only to the extent that the relevant performance metrics are achieved during the applicable performance period. Thus, at any time prior to the end of the applicable performance period, the exact number of shares of Common Stock underlying unvested PSU awards is not readily identifiable. Instead, the Company has included the dollar value that a Named Executive Officer would have earned under outstanding PSU awards for each of the 2017-2019 and 2018-2020 performance periods assuming achievement of maximum performance.

Option Exercises and Stock Vested

The following table provides information on option exercises and stock vested in 2018 related to the Named Executive Officers and the resulting value realized.

	Option Awards		RSU Awards		PSU Awards
			Number of
	Number of		Shares
	Shares		Acquired	Value	Number of
	Acquired on	Value Realized	on	Realized on	Shares	Value Realized
	Exercise	on Exercise	Vesting	Vesting	Acquired on	on Vesting
Name	(#)	($)(1)	(#)	($)(2)	Vesting (#)	($)(3)
Brian Lane	73,371	$2,567,736	10,322	$419,847	15,140	$643,450
William George	59,539	$2,094,936	6,209	$252,551	9,227	$392,148
Trent McKenna	31,133	$1,118,425	3,729	$151,677	5,573	$236,853
Julie Shaeff	6,308	$172,632	2,214	$90,054	3,300	$140,250

(1)	The value realized on the exercise of stock options is the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the option.
(2)	The value realized on the vesting of RSU awards is determined based on the closing price of the Company’s Common Stock on the vesting date.
(3)

Represents PSUs that were earned with respect to the 2015-2017 performance period and that were settled in early 2018. The value realized on the vesting of PSU awards is calculated based on the closing price of the Company’s Common Stock on March 7, 2018, the date on which the performance was certified by the Compensation Committee.

Pension Benefits

We currently have no defined benefit pension plans.

Nonqualified Deferred Compensation

We currently have no defined contribution plans which provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

Prior to March 26, 2008, the Company had included change in control and severance arrangements in the employment agreements with each of the Named Executive Officers. On March 26, 2008, the Compensation Committee concluded its plan to terminate all executive employment arrangements by requesting that all Named Executive Officers relinquish their rights pursuant to their employment agreements. As consideration, the Committee enacted an Executive Severance Policy and entered into a change in control agreement with each executive.

Under the Executive Severance Policy, in addition to providing outplacement assistance of up to $50,000 and reimbursing former executive officers’ insurance premiums for continuing COBRA coverage under the Company’s policies for up to 12 months if they do not have insurance coverage available through another employer, the policy provides for the Company’s payment of the following lump‑sum amount if an executive officer’s employment is terminated by the Company without cause, and not due to death or disability:

•

Two times the sum of current base salary plus bonus (the greater of the average annual incentive plan bonus paid during the last three years or the annual incentive plan bonus for the year of termination of employment, determined following completion of the applicable performance period pursuant to the goals and objectives established for such bonus) for the Chief Executive Officer or the President;

•	One and one‑half times such amounts for the Chief Financial Officer, Chief Operating Officer, or an Executive Vice President;
•	One times such amounts for the Chief Accounting Officer, Chief Legal Officer or General Counsel, and certain specified Senior Vice Presidents; and
•

One‑half times such amounts for any other employees who have been subject to reporting under Section 16 of the Exchange Act while employed by the Company or otherwise designated by the Compensation Committee to participate in the plan, but not at a different participation level.

In the case of death or disability, the Executive Severance Policy provides for the Company’s payment of a one‑time lump‑sum amount equal to the executive’s annual base salary reduced by any benefits payable under Company‑paid life or disability insurance policies. No amounts are paid under the policy on a voluntary termination of employment or a termination of employment by the Company for cause.

The Company has also entered into change in control agreements with the Named Executive Officers that provide severance benefits in connection with certain qualifying terminations following a change in control. Severance benefits under the change in control agreements are triggered in case of a termination of employment by the Company (or its successor) without cause or by the executive for good reason, in each case, within 12 months following the change in control event. The current change in control agreements with the Named Executive Officers also provide for severance benefits if the executive resigns from the Company (with or without good reason) within 90 days following the change in control event. On a going-forward basis, new change in control agreements will not include this feature. These agreements provide for the Company’s payment of the following lump‑sum amount to the Named Executive Officers upon a qualifying termination of employment following a change in control event:

•

Two times the sum of current base salary plus bonus (i.e., the greater of the average bonus paid during the last three years or annual incentive plan bonus for the year of termination of employment, determined following completion of the applicable performance period pursuant to the goals and objectives established for such bonus) for Messrs. Lane and George; and

•	One times such amounts for Ms. Shaeff and Mr. McKenna.

Under the change in control agreements, the Named Executive Officers may be entitled to so-called golden parachute excise tax gross ups in connection with change in control payments in certain circumstances. The Company eliminated the practice of providing for gross-up payments in change in control or other agreements on a going-forward basis, starting in 2013.

Under the change in control agreements, unvested equity awards held by the Named Executive Officers vest in full upon the event of a change in control, with PSUs vesting at target levels.

Regardless of the reason for termination, the Named Executive Officers must execute a release of claims and are subject to a one-year non-compete agreement in order to receive any severance benefits under the change in control agreements or Executive Severance Policy.

As described above, holders of outstanding equity awards who meet the age and service requirements under the “Rule of 75” will, upon the holder’s retirement, be deemed to have satisfied the continuous employment requirement for any equity awards held by them to vest. Pursuant to the Rule of 75, all performance-based equity awards will continue to be earned only if the applicable performance measures are satisfied, but the requirement that the executive be employed by the Company at the time of vesting based on performance will be deemed to be satisfied. As of December 31, 2018, Mr. Lane was the only Named Executive Officer to satisfy the Rule of 75. If Mr. Lane had retired on December 31, 2018, he would be deemed to have satisfied the continuous employment requirement for purposes of vesting in: (1) 18,727 RSUs, 9,226 of which would vest on April 1, 2019,  6,136 of which would vest on April 1, 2020, and 3,365 of which would vest on April 1, 2021; (2) 59,335 stock options, 9,137 of which would vest on April 1, 2019 (with an exercise price of $30.36), 17,325 of which would vest in equal parts on April 1, 2019 and April 1, 2020 (with an exercise price of $36.25), and 32,873 of which would vest in equal parts on April 1, 2019, April 1, 2020 and April 1, 2021 (with an exercise price of $42.50); and (3) if applicable performance measures are satisfied, PSUs granted in 2016 valued at $645,268, which reflects 187% EPS achievement and 157% TSR achievement, PSUs granted in 2017 with a target value of $402,000, and PSUs granted in 2018 with a target value of $572,000, each of which would vest in the year following the performance period, to the extent earned based on performance, on the date on which the performance is certified by the Compensation Committee.

Summary of Potential Payments

The following table provides the lump-sum payments that would have been made to each Named Executive Officer if his or her employment had been terminated on December 31, 2018 by the Company without cause, or by reason of the Named Executive Officer’s death or disability, in each case, other than in connection with a change in control.

	For Cause	Death(1)	Disability(2)	Without Cause(3)
Brian Lane	$0	$500,000	$500,000	$3,831,488
William George	$0	$451,000	$451,000	$1,754,687
Trent McKenna	$0	$361,500	$361,500	$811,985
Julie Shaeff	$0	$286,500	$286,500	$606,598

(1)

The Company maintains life insurance for each of the Named Executive Officers in an amount equal to the sum of the Named Executive Officer’s annual base salary, up to a maximum of $500,000. The death benefit contained in the Executive Severance Policy is paid net of insurance proceeds. The amount listed in the table above is the amount that would be paid under the Executive Severance Policy, net of insurance proceeds.

(2)

The Company maintains disability insurance for each of the Named Executive Officers in an amount equal to the sum of the Named Executive Officer’s annual base salary, up to a maximum of $500,000. The disability benefit contained in the Executive Severance Policy is paid net of insurance proceeds. The amount listed in the table above is the amount that would be paid under the Executive Severance Policy, net of insurance proceeds.

(3)

Consists of two times the sum of current base salary plus bonus (the greater of the average annual incentive plan bonus paid during the last three years or the annual incentive plan bonus for the year of termination of employment, determined following completion of the applicable performance period pursuant to the goals and objectives established for such bonus) for Mr. Lane; one and one-half times such amounts for Mr. George; and one times such amounts for Mr. McKenna and Ms. Shaeff. In addition, the following amounts are included in the total for each executive as an estimate of one year of COBRA premium reimbursements payable by the Company to the Named Executive Officer over the 12-month period following termination: Mr. Lane—$16,988; Mr. George—$18,142; Mr. McKenna—$16,086; and Ms. Shaeff—$13,612. These COBRA reimbursements would be made by the Company to the Named Executive Officer, and they would cease if the Named Executive Officer obtained other insurance coverage. In no event would these COBRA premium reimbursements be paid for more than 12 months. The total amount also reflects an estimate of $25,000 for outplacement services, which services are provided for in the Executive Severance Policy in an amount not to exceed $50,000.

The following table provides the lump-sum payout and value of the accelerated vesting of equity awards that would have been received by each Named Executive Officer if his or her employment had been terminated in a qualifying termination, as described above, in connection with a change in control occurring on December 31, 2018.

	Cash(1)	Value of Early Vesting Equity(2)	Excise Tax Gross Up(3)	Total Value
Brian Lane	$3,806,488	$2,752,765	$0	$6,559,253
William George	$2,300,202	$1,473,311	$0	$3,773,513
Trent McKenna	$786,985	$869,480	$0	$1,656,465
Julie Shaeff	$581,598	$517,167	$0	$1,098,766

(1)

Consists of two times the sum of current base salary plus bonus (i.e., the greater of the average incentive plan bonus paid during the last three years or the current annual incentive plan bonus for 2018) for Messrs. Lane and George; and one times such amounts for Ms. Shaeff and Mr. McKenna. Also includes payments made as reimbursements for COBRA premiums for a one-year period after the change in control event; these payments would be made as reimbursements by the Company to the Named Executive Officer, and would cease if the Named Executive Officer obtained other insurance coverage.

(2)

The value of the acceleration of unvested stock options is determined based on the difference between the exercise price of the stock options and the closing price of a share of Common Stock on December 31, 2018 ($43.68). The value of the acceleration of unvested time-based RSUs is determined by multiplying the number of shares underlying the award by the closing price of a share of our Common Stock on December 31, 2018. The value of PSUs for the 2016-2018, 2017-2019 and 2018-2020 performance periods has been determined by assuming that the awards vest and are paid out at target levels of performance.

(3)	Reflects the estimated amount of the gross-up for excise taxes imposed under Section 4999 of the Code.

Equity Compensation Plan Information

The following table sets forth information about the Company’s equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted‑Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	722,947	(1)	$25.65	(2)	2,607,481
Equity compensation plans not approved by security holders	—		—		—
Total	722,947				2,607,481	(3)

(1)

Includes 498,823 stock options and 154,882 shares of time-vested stock or restricted stock units that have been granted but remain unvested as of December 31, 2018, determined by treating each share underlying a stock option as one share and each share underlying such time-vested stock or restricted stock unit awards as two shares. Additionally, 119,242 shares of Common Stock may be issued upon the achievement of certain performance conditions under outstanding PSU awards. The PSU awards are dollar-denominated and paid in shares based on the market value of the shares following the end of the performance period for such awards; for purposes of this table, the number of shares underlying outstanding PSU awards has been estimated based on current estimated achievement of the performance conditions applicable to the awards and the closing market price of the Company’s stock on December 31, 2018. The Company has no other securities to be issued upon exercise of outstanding options, warrants, or rights.

(2)	Shares of unvested restricted stock, restricted stock units, and PSUs are not factored into this average.
(3)	Reflects shares that are part of a fungible share plan, which means that each share granted that is not an option or a SAR is counted against the plan as two (2.0) shares.

RATIO OF CHIEF EXECUTIVE OFFICER COMPENSATION TO MEDIAN COMPANY EMPLOYEE COMPENSATION

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below.

For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $51,672; and
•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $3,337,554.

Based on this information, for 2018, the ratio of annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is estimated to be 64.6 to 1.

As permitted by SEC rules, in determining this ratio, we used the same median employee that we used for purposes of calculating our pay ratio for 2017 because there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. For 2017, to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2017, our employee population consisted of approximately 7,816 individuals, all of whom were located in the United States. This population consisted of all of our full-time, part-time, and seasonal employees. This population does not include independent contractors or leased workers who were engaged through an unaffiliated third-party staffing agency. We also excluded approximately 739 employees of BCH Holdings, Inc. and each of its wholly-owned subsidiaries, Century Mechanical Solutions, Inc. and KTU of Spokane, Inc., which are companies that we acquired during 2017.

•

To identify the “median employee” from our employee population, we used the amount of salary, wages, bonuses, commissions and overtime pay of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. Because only a small portion of Company employees receive grants of equity awards, when identifying the median employee we did not take into account any amounts reported on the employees’ Forms W-2 for 2017 with respect to stock option exercises or the vesting of equity awards. We also did not annualize the compensation of any individuals who were employed for less than the full calendar year.

•	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

For 2018, we calculated this same employee’s compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $51,672.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this proxy statement.

The Company recognizes that employees are a key asset and are vital to the Company’s continued success. In addition to the Company’s commitment to provide fair and equitable wages and benefits to employees, the Company also periodically conducts formal and informal surveys at all levels of the organization to gauge employee satisfaction and engagement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. The committee is made up solely of independent directors, as defined in the applicable NYSE and SEC rules, and it operates under a written charter, amended and effective as of March 2017, reviewed in March 2019 and approved by the Board of Directors, which is available under the “Governance” tab on the Company’s website at http://investors.comfortsystemsusa.com.

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed the audited financial statements in the Annual Report with management. The discussion explored the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of each of the key disclosures in the financial statements.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and with the Company’s independent auditors, Ernst & Young LLP, the audited financial statements of the Company for the year ended December 31, 2018. The committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), relating to the conduct of the audit. The Audit Committee also has discussed with Ernst & Young LLP the auditors’ independence from the Company and its management, including the matters in the written disclosures the committee received from the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non‑audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets regularly with the external auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the content and quality of the Company’s financial reporting. Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10‑K for the year ended December 31, 2018 and for filing with the SEC.

Members of the Audit Committee

Constance E. Skidmore (Chair)
Alan P. Krusi Pablo G. Mercado William J. Sandbrook
James H. Schultz
Vance W. Tang

The preceding “Report of the Audit Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company incorporates it by reference into such filing.

OTHER INFORMATION

Compensation Committee Interlocks and Insider Participation

Messrs. Anderson, Bulls, Krusi, Myers, Sandbrook, and Tang, none of whom is or was an officer or employee of the Company or any of our subsidiaries through 2018, served on the Compensation Committee during 2018. None of the Company’s executive officers serve on the board of directors or compensation committee, or any other committee serving an equivalent function, of another company that employs any member of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Officers, directors and greater‑than‑ten‑percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company during the year ended December 31, 2018, all directors, officers, and beneficial holders of more than 10% of any class of equity securities of the Company complied with all filing requirements.

Householding of Stockholder Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or Annual Report to Stockholders may have been sent to multiple stockholders in the same household unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver a separate copy of either document to any stockholder upon request by writing to the Company at the following address: Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057 or upon oral request directed to the Company’s Office of the General Counsel at (713) 830‑9600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact the stockholder’s bank, broker, or other nominee record holder, or contact the Company by writing to the above address or by oral request at the above telephone number.

Certain Relationships and Related Transactions

In March 2011, the Board adopted a written Related Person Transactions Policy that codifies the Company’s policies and procedures regarding the identification, review, consideration, and approval or ratification of “related person transactions.” For purposes of this policy only, a “related party transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were, or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation directly paid to a Named Executive Officer or director for services provided directly to the Company in their role as an employee or director shall not be considered related person transactions under the policy. A “related person” is any executive officer, director, or more than 5% stockholder of the Company, including any immediate family members of such persons, and any entity owned or controlled by such persons.

Under the Company’s Related Person Transactions Policy, where a transaction has been identified as a potential related person transaction, the Company’s management shall present such potential related person transaction to the Audit Committee for review, consideration, and approval or ratification. The presentation shall include all information reasonably necessary for the Committee to determine the benefits of the related‑party transaction and whether the related‑party transaction is commercially comparable to an otherwise unrelated transaction of similar nature and management’s recommendation related thereto. This process is to be used for both approvals as well as ratifications under the policy.

The Audit Committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the Audit Committee, including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director, or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The Audit Committee approves only those related‑party transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

From time to time, the Company or its subsidiaries may have employees who are related to our executive officers or directors. Robert Lane, the son of Brian Lane,  our Chief Executive Officer and one of our directors, was employed by the Company as Senior Business Analyst and then as Vice President of Operations/Senior Director – Corporate Strategy & Acquisitions during the year ended December 31, 2018. In 2018, his total compensation did not meet the threshold requiring Audit Committee approval pursuant to our Related Person Transactions Policy or requiring disclosure under applicable SEC rules. Thomas Marnell, the brother-in-law of Brian Lane, our Chief Executive Officer and one of our directors, was employed by a subsidiary of the Company during the year ended December 31, 2018. In 2018, his total compensation did not meet the threshold requiring Audit Committee approval pursuant to our Related Person Transactions Policy or requiring disclosure under applicable SEC rules.

See the section above titled “Compensation Committee Interlocks and Insider Participation” for other information required to be disclosed here.

Interest of Certain Persons in Matters to Be Acted Upon

The Named Executive Officers and directors of the Company do not have any substantial interest in the matters to be acted upon at the Annual Meetings, other than in their roles as officers or directors of the Company.

Stockholder Proposals for 2020 Annual Meeting

Stockholders who wish to present proposals for inclusion in the Company’s proxy materials for the 2020 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a‑8 under the Exchange Act. To be eligible, the stockholder proposals must be received by the Company at its principal executive offices on or before December 14, 2019.

Under the Company’s current Bylaws, proposals of business and nominations for directors, other than those to be included in the Company’s proxy materials following the procedures described in Rule 14a‑8, may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the Bylaws. In accordance with the Company’s Bylaws, to be considered timely a proposal or nominations submitted for consideration at the 2020 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the 2019 Annual Meeting of Stockholders. The Bylaws also contain procedures for regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

Other Business

The Board knows of no business to be brought before the Annual Meeting that is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable, subject to the NYSE’s rules on the exercise of discretionary authority.

Form 10‑K and Annual Report to Stockholders

A copy of the Company’s Annual Report to Stockholders, which includes the Annual Report on Form 10‑K, filed with the SEC, accompanies this proxy statement.

ANNUAL MEETING OF STOCKHOLDERS OF COMFORT SYSTEMS USA, INC. May 21, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://proxy2019.comfortsystemsusa.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 21030300000000000000 4 052119 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP THE NAMED EXECUTIVE OFFICERS. (See instructions below) time prior to a vote thereon. Receipt of the accompanying proxy statement and Report on Form 10-K for the fiscal year ended December 31, 2018, is hereby changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON PROPOSAL 1, A VOTE "FOR" PROPOSAL 2 AND A VOTE “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF TEN DIRECTORS FOR TERMS EXPIRING AT THE 2020 ANNUAL MEETING; NOMINEES: FOR ALL NOMINEESO Darcy G. Anderson O Herman E. Bulls WITHHOLD AUTHORITYO Alan P. Krusi FOR ALL NOMINEESO Brian E. Lane O Pablo G. Mercado FOR ALL EXCEPTO Franklin Myers O William J. Sandbrook O James H. Schultz O Constance E. Skidmore O Vance W. Tang INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019. 3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF You hereby revoke all previous proxies given. You may revoke this proxy at any the Annual Report of Comfort Systems USA, Inc., which includes the Annual acknowledged. PLEASE COMPLETE, SIGN AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. To change the address on your account please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

ANNUAL MEETING OF STOCKHOLDERS OF COMFORT SYSTEMS May 21, 2019 USA, INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 21030300000000000000 4 052119 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP THE NAMED EXECUTIVE OFFICERS. (See instructions below) time prior to a vote thereon. Receipt of the accompanying proxy statement and Report on Form 10-K for the fiscal year ended December 31, 2018, is hereby changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON PROPOSAL 1, A VOTE "FOR" PROPOSAL 2 AND A VOTE “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF TEN DIRECTORS FOR TERMS EXPIRING AT THE 2020 ANNUAL MEETING; NOMINEES: FOR ALL NOMINEESO Darcy G. Anderson O Herman E. Bulls WITHHOLD AUTHORITYO Alan P. Krusi FOR ALL NOMINEESO Brian E. Lane O Pablo G. Mercado FOR ALL EXCEPTO Franklin Myers O William J. Sandbrook O James H. Schultz O Constance E. Skidmore O Vance W. Tang INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019. 3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF You hereby revoke all previous proxies given. You may revoke this proxy at any the Annual Report of Comfort Systems USA, Inc., which includes the Annual acknowledged. PLEASE COMPLETE, SIGN AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. To change the address on your account please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://proxy2019.comfortsystemsusa.com COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

0 COMFORT SYSTEMS USA, INC. ANNUAL MEETING OF STOCKHOLDERS Solicited by the Board of Directors of Comfort Systems USA, Inc. The undersigned hereby appoints Brian E. Lane and Laura F. Howell, and each of them individually, as proxies with full power of substitution, to vote, as designated on the reverse, all shares of Common Stock of Comfort Systems USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 21, 2019, or at any adjournment or postponement thereof. ALL SHARES WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. (Continued and to be signed on the reverse side) 14475 1.1